Exhibit 10.49

EXECUTION COPY

Published CUSIP Number:

CREDIT AGREEMENT

Dated as of April 30, 2004

among

UNITED INDUSTRIES CORPORATION,

as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
L/C Issuer,

and

The Other Lenders Party Hereto

and

CITIGROUP GLOBAL MARKETS INC., as Documentation Agent

and

BANC OF AMERICA SECURITIES LLC

and

CITIGROUP GLOBAL MARKETS INC.,

as

Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

Section

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Terms
1.04	Rounding
1.05	References to Agreements and Laws
1.06	Times of Day
1.07	Currency Equivalents Generally
1.08	Timing of Performance

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	The Loans
2.02	Borrowings, Conversions and Continuations of Loans
2.03	Letters of Credit
2.04	Swing Line Loans
2.05	Prepayments
2.06	Termination or Reduction of Commitments
2.07	Repayment of Loans
2.08	Interest
2.09	Fees
2.10	Computation of Interest and Fees
2.11	Evidence of Indebtedness
2.12	Payments Generally
2.13	Sharing of Payments
2.14	Increase in Commitments
2.15	Use of Proceeds

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes
3.02	Illegality
3.03	Inability to Determine Rates
3.04	Increased Cost and Reduced Return; Capital Adequacy
3.05	Compensation for Losses
3.06	Matters Applicable to all Requests for Compensation
3.07	Replacement of Lenders under Certain Circumstances
3.08	Survival

i

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension
4.02	Conditions to all Credit Extensions

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power
5.02	Capitalization
5.03	Authorization; No Contravention
5.04	Governmental Authorization; Other Consents
5.05	Enforceability
5.06	Financial Statements; No Material Adverse Effect
5.07	Projections
5.08	Accuracy of Information
5.09	Litigation
5.10	Collateral; Liens
5.11	Intellectual Property
5.12	Margin Stock
5.13	Investment Company Act, Etc
5.14	Solvency
5.15	Labor Matters
5.16	ERISA Matters
5.17	Environmental Compliance
5.18	Taxes
5.19	Real Estate

ARTICLE VI
AFFIRMATIVE, REPORTING AND FINANCIAL COVENANTS

6.01	Compliance with Laws, Maintenance of Governmental Authorizations, Etc
6.02	Payment of Taxes, Etc
6.03	Compliance with Environmental Laws
6.04	Maintenance of Insurance
6.05	Preservation of Corporate Existence, Etc
6.06	Visitation Rights
6.07	Keeping of Books
6.08	Maintenance of Properties, Etc
6.09	Compliance with Terms of Leaseholds
6.10	Transactions with Affiliates
6.11	Covenant to Give Security
6.12	Further Assurances
6.13	Reporting Requirements
6.14	Financial Covenants
6.15	Post-Closing Matters

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens, Etc
7.02	Indebtedness
7.03	Mergers, Etc
7.04	Dispositions
7.05	Investments in Other Persons
7.06	Restricted Payments
7.07	Capital Expenditures
7.08	Prepayments, Etc. of Indebtedness
7.09	Negative Pledge
7.10	Dividends and Other Payment Restrictions Affecting Subsidiaries
7.11	Change in Nature of Business
7.12	Amendments to Constitutive Documents
7.13	Accounting Changes, Etc
7.14	Amendments, Etc. of Nu-Gro Documents
7.15	Holdings

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.
8.02	Actions in Respect of the Letters of Credit upon Default
8.03	Application of Funds

ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01	Appointment and Authorization of Agents
9.02	Delegation of Duties
9.03	Liability of Agents
9.04	Reliance by Agents
9.05	Notice of Default
9.06	Credit Decision; Disclosure of Information by Agents
9.07	Indemnification of Agents
9.08	Agents in their Individual Capacities
9.09	Successor Agents
9.10	Administrative Agent May File Proofs of Claim
9.11	Collateral and Guaranty Matters
9.12	Other Agents; Arrangers and Managers

ARTICLE X
MISCELLANEOUS

10.01	Amendments, Etc
10.02	Notices and Other Communications; Facsimile Copies

10.03	No Waiver; Cumulative Remedies
10.04	Attorney Costs, Expenses and Taxes
10.05	Indemnification by the Borrower
10.06	Payments Set Aside
10.07	Successors and Assigns
10.08	Confidentiality
10.09	Setoff
10.10	Interest Rate Limitation
10.11	Counterparts
10.12	Integration
10.13	Survival of Representations and Warranties
10.14	Severability
10.15	Tax Forms
10.16	Governing Law
10.17	Waiver of Right to Trial by Jury
10.18	Binding Effect
10.19	USA PATRIOT Act Notice
10.20	Judgment Currency

SIGNATURES

SCHEDULES

1.01(a)	Existing Letters of Credit
1.01(c)	Certain Adjustments to Financial Covenants
2.01	Commitments and Pro Rata Shares
5.02	Subsidiaries
5.17	Environmental Matters
5.18	Open Years
5.19	Owned and Leased Real Property
7.01	Existing Liens
7.02	Existing Indebtedness
7.04	Dispositions
7.05	Investments
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Security Agreement
H	Mortgage
I	Intellectual Property Security Agreement
J-1	Opinion Matters – Counsel to Loan Parties
J-2	Opinion Matters – Local Counsel to Loan Parties in Ohio
K	Holdings Joinder Agreement and Guaranty
L	Subordination Provisions

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 30, 2004, among UNITED INDUSTRIES CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CITIGROUP GLOBAL MARKETS INC., as Documentation Agent, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

(1)           The Borrower has entered into an Amended and Restated Credit Agreement dated as of March 24, 1999 (as supplemented or otherwise modified to the date hereof, the “Existing Credit Agreement”) with certain banks, financial institutions and other institutional lenders party thereto, and Bank of America, as administrative agent for the lenders thereunder.

(2)           Pursuant to the Arrangement Agreement dated March 1, 2004 (as amended, supplemented or otherwise modified to the date hereof, the “Arrangement Agreement”) among the Borrower, Jupiter Acquisition Corporation, a corporation existing under the Business Corporations Act (Ontario) and The Nu-Gro Corporation, a corporation existing under the Business Corporations Act (Ontario) (“Nu-Gro”), the Borrower has agreed to acquire (the “Nu-Gro Acquisition”) all of the outstanding equity interests of Nu-Gro pursuant to a plan of arrangement.

(3)           The Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility, in order to, among other things, (i) refinance the commitments and outstanding amounts under the Existing Credit Agreement, (ii) provide the Borrower with the funds necessary to consummate the Nu-Gro Acquisition, (iii) redeem $56,000,000 of the Borrower’s preferred stock (the “Preferred Stock Redemption”), (iv) pay fees and expenses incurred in connection with each of the foregoing and (v) provide for the Borrower’s and its Subsidiaries’ ongoing working capital needs and other general corporate purposes.  The Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptance” means a draft drawn by a beneficiary under a Letter of Credit, which (a) provides for payment by the L/C Issuer on a date later than (but not more than 180 days later than) the date on which such beneficiary presents the documents called for under such Letter of Credit and (b) has been stamped “accepted” by the L/C Issuer.

“Actual Rate” has the meaning specified in Section 3.01(e).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Notwithstanding the foregoing, neither any Agent nor any Lender shall be deemed to be an Affiliate of any Loan Party or any Subsidiary or Affiliate of any Loan Party.

“Agent-Related Persons” means the Administrative Agent, each Arranger, and the Documentation Agent, together with their respective Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, BAS), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Documentation Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.02.

“Agreement Currency” has the meanings specified in Section 10.20.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, the sum of (i) the unused portion of the Revolving Credit Commitment then in effect, (ii) the unused portion of each Term Commitment then in effect and (iii) the Total Outstandings at such time.

“Agreement” means this Credit Agreement.

“Agreement Value” means, with respect to each Swap Contract on any date of determination, an amount equal to the greater of:

(a)           (i) in the case of any Swap Contract documented pursuant to an ISDA Master Agreement, the amount, if any, that would be payable by any of the Loan Parties or any of their Subsidiaries to its counterparty to such Swap Contract, as if (A) such Swap Contract was being terminated early on such date of determination, (B) such Loan Party or such Subsidiary, as the case may be, was the sole Affected Party (as defined in the applicable ISDA Master Agreement) and (C) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of the form of ISDA Master Agreement); or (ii) in the case of a Swap Contract traded on an exchange, the mark-to-market value of such Swap Contract, which will be the unrealized loss on such Swap Contract to the Loan Party or the Subsidiary of a Loan Party to such Swap Contract (determined by the Administrative Agent based on the settlement price of such Swap Contract on such date); or

(b)           in all other cases, the mark-to-market value of such Swap Contract, which will be the unrealized loss on such Swap Contract to the Loan Party or the Subsidiary of a Loan Party party to such Swap Contract (determined by the Administrative Agent based on the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or such Subsidiary of a Loan Party, as the case may be, exceeds (ii) the present value of the future cash flows to be received by such Loan Party or such Subsidiary of a Loan Party pursuant to such Swap Contract).

“Alternate Date” means December 31, 2008 if the Senior Subordinated Notes have not by November 30, 2008 been refinanced with replacement senior subordinated notes having a maturity date of no sooner than the date which is 7½ years after the Closing Date, and otherwise in compliance with Section 7.02(b)(x).

“Applicable Rate” means (a) with respect to Term Loans, (i) 2.50% in the case of Eurodollar Rate Loans and Screen Rate Loans and (ii) 1.50% in the case of Base Rate Loans and (b) with respect to Revolving Credit Loans, (i) for the period from the Closing Date through the date which is six months after the Closing Date, (A) with respect to Eurodollar Rate Loans, 2.50% and (B) with respect to Base Rate Loans, 1.50% and (ii) from and after the date which is six months after the Closing Date, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.13(d):

Pricing Level	Total Leverage Ratio	Eurodollar Rate + Letters of Credit	Base Rate +
1	<3.25:1	1.75	0.75
2	>3.25:1 but <3.75:1	2.00	1.00
3	>3.75:1 but <4.25:1	2.25	1.25
4	>4.25:1	2.50	1.50

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.13(d); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day immediately following the date on which such Compliance Certificate is delivered.

“Appropriate Lender” means, at any time, (a) with respect to the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” has the meaning specified in Section 10.07(g).

“Arrangement Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Arrangers” means BAS and CGMI, in their capacities as joint lead arrangers and joint book managers.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2003, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to (a) in the case of the Revolving Credit Facility, the earliest of (i) the Maturity Date for such Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.01, and (b) in the case of the Term Facility, the earliest of (i) the Maturity Date for such Facility, (ii) the date of termination of the Term Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Term Lender to make Term Loans pursuant to Section 8.01.

“Backstop L/C” has the meaning specified in Section 2.03(g).

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” means Banc of America Securities LLC and its successors.

“Base Rate” means, for any day, with respect to any Loan other than a Canadian Term Loan, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, a Canadian Term Borrowing or a Dollar Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any (a) Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market and (b) Screen Rate Loan, means any day on which dealings in deposits in Canadian Dollars are conducted by and between banks in the London interbank market for Canadian Dollars.

“Canadian Dollar” and“CD” mean lawful money of Canada.

“Canadian GAAP “ means generally accepted accounting principles in effect from time to time in Canada and applied on a consistent basis, subject, however, to the terms of Section 1.03.

“Canadian Loan” means the loan to be made in Canadian Dollars by a Canadian-based lending office of Bank of America to a successor of Nu-Gro on the Closing Date and repaid within one Business Day with the proceeds received by such borrower from the purchase of certain of Nu-Gro’s Subsidiaries.

“Canadian Term Borrowing” means a borrowing consisting of simultaneous Canadian Term Loans of the same Type and, in the case of Screen Rate Loans, having the same Interest Period, made by the Canadian Term Lenders pursuant to Section 2.01(a).

“Canadian Term Commitment “ means, as to each Canadian Term Lender, its obligation to make a Canadian Term Loan to the Borrower pursuant to Section 2.01(a) in a principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Canadian Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Canadian Term Facility” means, at any time, the aggregate Canadian Term Commitments or Canadian Term Loans, as applicable, of all Canadian Term Lenders at such time.

“Canadian Term Lender” means each of the Term Lenders with a Canadian  Term Commitment, as set forth on Schedule 2.01 hereto.

“Canadian Term Loan” has the meaning specified in Section 2.01(a).

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made by such Person during such period for capital assets in accordance with GAAP; provided however, that Capital Expenditures shall not include (a) any expenditures by the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition or capital assets acquired in connection with a Permitted Acquisition or (b) any expenditures made with the proceeds of condemnation or eminent domain proceedings affecting real property or with insurance proceeds; provided, further that any expenditure that is purchased with the trade-in or exchange of existing assets or the cash proceeds of the sale or other disposition of existing assets permitted pursuant to Section 7.04(d) or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in, the amount of the cash proceeds of any such sale or disposition or the amount of such insurance proceeds, as the case may be.

“Capitalized Lease” means any lease with respect to which the lessee is required to recognize concurrently the acquisition of property or an asset and the incurrence of a liability in accordance with GAAP.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account at Bank of America in the name of the Collateral Agent and under the sole dominion and control of the Collateral Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia, or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described below in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with a maturity of not more than one year from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or at least “A-1” (or the then equivalent grade) by Standard & Poor’s Ratings Group, in each case with a maturity of not more than 180 days from the date of acquisition thereof;

(d)           solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating is at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or at least “A-1” (or the then equivalent grade) by Standard & Poor’s Ratings Group (any such bank being an “Approved Foreign Bank”) and maturing within twelve (12) months of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank;

(e)           repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f)            securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities or which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” (or the then equivalent grade) by Moody’s Investors Service, Inc. or at least “A” (or the then equivalent grade) by Standard & Poor’s Ratings Group; and

(g)           Investments, classified as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have capital of at least $500,000,000 and the portfolios of which are limited such that 95% of such Investments are of the character and quality described in clauses (a), (b), (c), (d), (e) and (f) of this definition, in each case with a maturity of not more than one year from the date of such Investment.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” under Section 957 of the Code.

“CGMI” means Citigroup Global Markets Inc.

“Change of Control” means the earliest to occur of:

(a)           at any time prior to the consummation of a Qualifying IPO, and prior to the Holding Company Event, and for any reason whatsoever, (A) the Equity Investors do not have the right to designate (or do not so designate) a majority of the board of directors of the Borrower or (B)(1) the Equity Investors do not own of record or beneficially, directly or indirectly, an amount of common stock of the Borrower equal to an amount more than fifty percent (50%) of the amount of common stock of the Borrower owned by the Equity Investors of record or beneficially, directly or indirectly, as of the Closing Date or (2) the Equity Investors do own the percentage of common stock required by the foregoing subclause (1), but such ownership by the Equity Investors does not represent the largest single block of voting securities of the Borrower held by any Person or related group for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended, or

(b)           at any time prior to the consummation of a Qualifying IPO, and after the occurrence of the Holding Company Event, and for any reason whatsoever, (A) the Equity Investors do not have the right to designate (or do not so designate) a majority of the board of directors of Holdings or (B)(1) the Equity Investors do not own of record or beneficially, directly or indirectly, an amount of common stock of Holdings equal to an amount more than fifty percent (50%) of the amount of common stock of Holdings owned by the Equity Investors of record or beneficially, directly or indirectly, as of the date of the Holding Company Event or (2) the Equity Investors do own the percentage of common stock required by the foregoing subclause (1), but such ownership by the Equity Investors does not represent the largest single block of voting securities of Holdings held by any Person or related group for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended or (C) the Borrower shall cease to be a wholly owned Subsidiary of Holdings; or

(c)           at any time after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Equity Investors, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the shares outstanding or (y) the percentage of the then outstanding voting stock of, in each case, the Borrower (or after the Holding Company Event, Holdings), owned beneficially by the Equity Investors or (B) during any period of twelve (12) consecutive months, the board of directors of the Borrower (or after the Holding Company Event, Holdings) shall not consist of a majority of the Continuing Directors; or

(d)           a “change of control” or any comparable term under, and as defined in, the Senior Subordinated Notes Documents or other Indebtedness of Holdings, the Borrower or any of the Borrower’s Subsidiaries with amounts outstanding in an aggregate principal amount of at least $15,000,000 shall have occurred.

“Citigroup” means Citigroup Global Markets, Inc. and its successors.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in Section 9.01(c).

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11 and 6.15, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” has the meaning specified in Section 6.13(d).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, the interest expense paid or payable in cash on all Indebtedness of such Person and its Subsidiaries (net of all interest income of such Person and its Subsidiaries) for such period, determined on a Consolidated basis and in accordance with GAAP, including, without limitation, (a) in the case of the Borrower all fees paid or payable pursuant to Section 2.09(a), (b) the interest component of all obligations in respect of Capitalized Leases, (c) commissions, discounts and other fees and charges paid or payable in connection with letters of credit (including, without limitation, the Letters of Credit) and (d) the net payment, if any, paid or payable in connection with Swap Contracts pertaining to interest payable in respect of Indebtedness for borrowed money less the net credit, if any, received in connection with Swap Contracts, but excluding (A) any amortization of original issue discount, (B) the interest portion of any deferred payment obligation, (C) any other interest not payable in cash during such period, (D) fees and expenses associated with any Investment permitted under Section 7.05, issuance of Equity Interests or issuance or incurrence of Indebtedness permitted under Section 7.02 (whether or not consummated), as determined in accordance with GAAP, to the extent the same are payable in cash with respect to such period, (E) fees and expenses associated with the consummation of the Nu-Gro Transaction, (F) annual agency fees paid to the Administrative Agent and (G) costs associated with obtaining Swap Contracts.

“Consolidated EBITDA” means, with respect to any Person for any period,

(a)           the Consolidated Net Income of such Person and its Subsidiaries for such period (excluding, in each case, extraordinary gains and extraordinary losses) plus

(b)           the sum of each of the following expenses that have been deducted from the determination of the Consolidated Net Income of such Person and its Subsidiaries for such period:

(i)            all interest expense of such Person and its Subsidiaries (net of (A) all interest income of such Person and its Subsidiaries for such period and (B) solely to the extent otherwise excluded from the determination of the Consolidated interest expense of such Person and its Subsidiaries for such period in accordance with GAAP, any unrealized gains or losses on any Swap Contracts pertaining to interest payable in respect of Indebtedness for borrowed money of such Person and its Subsidiaries resulting from the mark-to-market value thereof as of the last day of such period),

(ii)           all income, franchise or similar tax expense (whether federal, state, local, foreign or otherwise) of such Person and its Subsidiaries for such period,

(iii)          all depreciation expense of such Person and its Subsidiaries for such period,

(iv)          all amortization expense of such Person and its Subsidiaries for such period,

(v)           (A) all noncash losses and noncash charges otherwise deducted from the determination of the Consolidated Net Income of such Person and its Subsidiaries for such period (other than any such noncash losses or noncash charges that require an accrual or reserve for cash charges or cash expenses paid or payable (or to be paid or payable) at any time during such period and any write-downs or write-offs of accounts receivables) less (B) all noncash gains and noncash credits otherwise added in the determination of the Consolidated Net Income of such Person and its Subsidiaries for such period, in each case determined on a Consolidated basis and in accordance with GAAP for such period,

(vi)          cash expenses or charges incurred in connection with or in contemplation of the Nu-Gro Transaction or, to the extent permitted hereunder, any Investment permitted under Section 7.05, issuance of Equity Interests or issuance or incurrence of Indebtedness permitted under Section 7.02 (in each case, whether or not consummated),

(vii)         any losses (or minus any gains) realized upon the disposition of property outside of the ordinary course of business,

(viii)        to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,

(ix)           to the extent covered by insurance, expenses with respect to liability or casualty events, business interruption or product recalls,

(x)            management fees permitted under Section 6.10,

(xi)           fees and expenses (including any applicable premium) in connection with the exchange of the Senior Subordinated Notes for registered notes with identical terms as contemplated by the Senior Subordinated Notes Documents or exchanges, redemptions or refinancings permitted by this Agreement,

(xii)          with respect to any Permitted Equity Issuance to the Equity Investors made to cure a prospective Event of Default in respect of any covenant set forth in Section 6.14, the Net Cash Proceeds of such Permitted Equity Issuance solely to the extent that such Net Cash Proceeds (A) are actually received by the Borrower (including through capital contribution of such Net Cash Proceeds by the Equity Investors to the Borrower) no later than fifteen Business Days after the delivery of a Notice of Intent to Cure, (B) have not been applied to make any payment of the type described in Section 7.06 or any Investment or any prepayment of Indebtedness (other than a prepayment of the Loans) and (C) do not exceed the aggregate amount necessary to cure such Event of Default under Section 6.14 for any applicable period, provided that the provisions of this subclause (b)(xii) may be relied on for purposes of determining Consolidated EBITDA no more than two times in any twelve-month period, it being understood that this subclause (b)(xii) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 6.14; and

(xiii)         all non-recurring cash restructuring charges taken within 36 months after the Closing Date not to exceed $5,000,000 in the aggregate;

provided, that to the extent the receipt of any Net Cash Proceeds of any Permitted Equity Issuance are an effective addition to Consolidated EBITDA as contemplated by, and in accordance with, the provisions of subclause (b)(xii) above and, as a result thereof, any Event of Default in respect of the covenants set forth in Section 6.14 shall have been cured for any applicable period, such cure shall be deemed to be effective as of the last day of such applicable period; provided, further, that with respect to any Specified Transaction, for purposes of determining (1) compliance with the covenants set forth in Section 6.14 (but excluding for purposes of the definition of “Applicable Rate”), Consolidated EBITDA shall be calculated on a Pro Forma Basis for such Specified Transaction and (2) the calculation of the “Applicable Rate,” Consolidated EBITDA shall be calculated on a Pro Forma Basis for such Specified Transaction, but without giving effect to estimated cost savings reduction referred to in the definition of “Pro Forma Basis,” in each case, subject to the adjustments set forth in Schedule 1.01(c).

“Consolidated Net Income” means, for any period, the net income (or net loss) of any Person and its Subsidiaries for such period, determined on a Consolidated basis and in accordance with GAAP, but excluding for each such period (without duplication), the income (or loss) of any other Person (other than a Subsidiary of such Person) in which a Person other than such Person or any of its Subsidiaries owns or otherwise holds an Equity Interest, except to the extent such income (or loss) shall have been received in the form of cash dividends or other distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period; provided that Consolidated Net Income for any such period shall not include (A) the cumulative effect of a change in accounting principles during such period, (B) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, (C) any non-cash charges resulting from mark-to-market accounting relating to warrants and (D) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangibles and No. 144 – Accounting for the Impairment or Disposal of Long-Lived Assets and the amortization of intangibles including arising pursuant to Statement of Financial Accounting Standards No. 141 – Business Combinations.

“Constitutive Documents” means, with respect to any Person, the certificate of incorporation, formation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, partnership agreement, trust agreement, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organization or formation of such Person.

“Contingent Obligation” means, with respect to any Person, without duplication, any obligation of such Person to guarantee or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital, equity capital, net worth or any other balance sheet condition or any income statement condition of the primary obligor or otherwise to maintain the solvency of the primary obligor, (iii) to purchase, lease or otherwise acquire property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the agreement, instrument or other document evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined by such Person in good faith.

“Continuing Directors” shall mean (a) in the case of the Borrower, the directors of the Borrower on the Closing Date, after giving effect to the Nu-Gro Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other directors’ nomination for election to the board of directors is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Equity Investors in his or her election by the stockholders of the Borrower and (b) in the case of Holdings, upon and after the occurrence of the Holding Company Event, the directors of Holdings on the date of the occurrence of the Holdings Company Event and each other director, if, in each case, such other directors’ nomination for election to the board of directors is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Equity Investors in his or her election by the stockholders of Holdings.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Excess Cash Flow” means the sum of Excess Cash Flow for each Fiscal Year commencing with the Fiscal Year ended December 31, 2004 and ending with the Borrower’s most recently ended Fiscal Year.

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a Person conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in accordance with GAAP.

“Current Liabilities” means, with respect to any Person, as of any date of determination, (a) all Indebtedness of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Indebtedness renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date), (b) all amounts of Funded Indebtedness of such Person required to be paid or prepaid within one year after such date and (c) all other items (including, without limitation, taxes accrued as estimated and trade payables otherwise excluded from Indebtedness under clause (b) of the definition thereof set forth below in this

Section 1.01) that, in accordance with GAAP, would be classified on the balance sheet of such Person as current liabilities of such Person, but excluding for all purposes the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Credit Extensions.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than as set forth in clause (b) below, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2.0% per annum; provided, however, that with respect to a Eurodollar Rate Loan or a Screen Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deferred Payment Obligation” means the obligation of the L/C Issuer to make payment to a beneficiary arising under a Letter of Credit a fixed number of calendar days after such beneficiary presents the documents called for in such Letter of Credit and with respect to which a draft is not drawn by the beneficiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (it being understood that the abandonment of any IP Right which abandonment is otherwise not prohibited by the terms of the Loan Documents shall not be deemed a Disposition).

“Documentation Agent” means Citigroup Global Markets, Inc. in its capacity as documentation agent hereunder.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, in relation to an amount denominated in a currency other than Dollars, the amount of Dollars which could be purchased with such amount at the Spot Rate on such date.

“Dollar Term Borrowing” means a borrowing consisting of simultaneous Dollar Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by the Dollar Term Lenders pursuant to Section 2.01(a).

“Dollar Term Commitment” means, as to each Dollar Term Lender, its obligation to make a Dollar Term Loan to the Borrower pursuant to Section 2.01(a) in a principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Dollar Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Dollar Term Facility” means, at any time, the aggregate Dollar Term Commitments or Dollar Term Loans, as applicable, of all Dollar Term Lenders at such time.

“Dollar Term Lenders” means each of the Term Lenders whose Term Commitment is denominated in Dollars, as set forth on Schedule 2.01 hereto.

“Dollar Term Loan” has the meaning specified in Section 2.01(a).

“Domestic Subsidiary” means, at any time, each of the direct and indirect Subsidiaries of the Borrower that is incorporated under the laws of any state of the United States of America or the District of Columbia.

“Eligible Assignee” has the meaning specified in Section 10.07(g).

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing; provided, however that Environmental Liability shall not include the routine costs of complying with Environmental Laws and obtaining and complying with Environmental Permits that are incurred in the ordinary course of business and for which financial reserves are not accrued and Capital Expenditures are not budgeted.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investors” means, at any time, the Sponsor and the Management Shareholders.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any of the Loan Parties or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any of the Loan Parties or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of an amendment to a Pension Plan or to a Multiemployer Plan as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any of the Loan Parties or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	LIBO Rate
1.00 — Eurodollar Reserve Percentage

Where,

“LIBO Rate” means, for such Interest Period:

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to any Fiscal Year of the Borrower and its Subsidiaries on a Consolidated basis, an amount equal to (a) Consolidated EBITDA minus (b) without duplication,

(i)            the aggregate amount of all Capital Expenditures made in cash by the Borrower and its Subsidiaries during such period,

(ii)           the aggregate amount of all Consolidated Cash Interest Expenses made by the Borrower and its Subsidiaries during such period,

(iii)          the aggregate amount of all taxes, including cash payments for Federal, state and other income and franchise tax liabilities paid by the Borrower and its Subsidiaries during such period,

(iv)          the aggregate amount of all Scheduled Principal Payments made by the Borrower and its Subsidiaries during such period,

(v)           the aggregate amount of all Restricted Payments made in cash by the Borrower during such period to the extent that such Restricted Payments are permitted to be made under Section 7.06,

(vi)          the aggregate amount of all (A) voluntary prepayments of any Indebtedness (other than the Obligations) and (B) mandatory payments made pursuant to Section 2.05(b)(i), in each case, made in cash by the Borrower and its Subsidiaries during such period; provided, that (1) such prepayments were not otherwise prohibited hereunder and (2) in the case of clause (A), if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment,

(vii)         non-recurring cash charges to the extent included in determining Consolidated EBITDA,

(viii)        management fees permitted to be paid pursuant to Section 6.10;

(ix)           proceeds received by or on behalf of the Borrower and its Subsidiaries from insurance claims with respect to casualty events, business interruption or product recalls which reimburse prior business expenses,

(x)            cash expenses or charges incurred in connection with or in contemplation of the Nu-Gro Transaction or, to the extent permitted hereunder, any Investment permitted under Section 7.05, issuance of Equity Interests or issuance or incurrence of Indebtedness permitted by Section 7.02 (whether or not consummated),

(xi)           fees and expenses (including any applicable premium) in connection with the exchange of the Senior Subordinated Notes for registered notes with identical terms as contemplated by the Senior Subordinated Notes Documents or exchanges, redemptions or refinancings permitted by this Agreement,

(xii)          cash indemnity payments received pursuant to indemnification provisions in any agreement in connection with a Permitted Acquisition (or in any similar agreement related to any other acquisition consummated prior to the Closing Date),

(xiii)         expenses incurred in connection with deferred compensation arrangements in connection with the Nu-Gro Transaction,

(xiv)        cash from operations used to consummate a Permitted Acquisition,

(xv)         to the extent added to Consolidated Net Income in determining Consolidated EBITDA, Net Cash Proceeds of Permitted Equity Issuances,

(xvi)        cash expenditures made in respect of Swap Contracts during such period to the extent not reflected in the computation of Consolidated EBITDA or Consolidated Cash Interest Expense,

(xvii)       to the extent not deducted in the computation of Net Cash Proceeds in respect of any Disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

(xviii)      Net Cash Proceeds pending reinvestment in accordance with the provisions of Section 2.05(b),

(xix)         cash payments made in satisfaction of non-current liabilities, and

(xx)          the aggregate amount of all extraordinary cash charges made by the Borrower and its Subsidiaries during such period,

plus (c) the aggregate amount of all extraordinary cash gains received by the Borrower and its Subsidiaries during such period plus/minus (d) changes in Working Capital.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Existing Credit Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Existing Letters of Credit” means the Letters of Credit Specified on Schedule 1.01(a).

“Facility” means the Term Facility, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Fair Market Value” means, with respect to any property or assets (including, without limitation, any of the Equity Interests) of any Person on any date of determination, the value of the consideration obtainable in a sale of such property or asset in the open market on such date assuming an arm’s-length sale that has been arranged without duress or compulsion between a willing seller and a willing and knowledgeable purchaser in a commercially reasonable manner over a reasonable period of time under all conditions necessary or desirable for a fair sale (taking into account the nature and characteristics of such property or asset); provided that the Fair Market Value of any of the property or assets of any of the Loan Parties or any of their respective Subsidiaries shall be determined in good faith by the board of directors (or the persons performing similar functions) of such Loan Party or such Subsidiary, as the case may be.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated February 29, 2004, among the Borrower, the Administrative Agent, BAS, Bank of America, CGMI and Citicorp North America, Inc.

“Fiscal Quarter” means, with respect to Holdings, the Borrower or any of their respective Subsidiaries, the period commencing January 1 in any Fiscal Year and ending on or about the next succeeding March 31, the period commencing on or about April 1 in any Fiscal Year and ending on or about the next succeeding June 30, the period commencing on or about July 1 in any Fiscal Year and ending on or about the next succeeding September 30 or the period commencing on or about October 1 (such period, in each case, determined in a manner consistent with prior practice) in any Fiscal Year and ending on the next succeeding December 31, as the context may require, or, if any such Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

“Fiscal Year” means, with respect to Borrower or any of its Subsidiaries, the period commencing on January 1 in any calendar year and ending on the next succeeding December 31 or, if any such Subsidiary was not in existence on January 1 in any calendar year, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the next succeeding December 31; provided that with respect to Nu-Gro and its Subsidiaries, for any period occurring prior to the Closing Date, “Fiscal Year” shall mean each period commencing on October 1 in any calendar year and ending on the next succeeding September 30.

“Foreign Corporation” means each Foreign Subsidiary that constitutes a “controlled foreign corporation” under Section 957 of the Internal Revenue Code.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“Foreign Subsidiary” means, at any time, each of the direct or indirect Subsidiaries of the Borrower that is not a Domestic Subsidiary at such time.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” has the meaning specified in Section 10.07(g).

“Funded Indebtedness” means, with respect to any Person (a) Indebtedness in respect of the Credit Extensions, in the case of the Borrower, and (b) all other Indebtedness of the types described in clauses (a), (c), (e) and (i) of the definition of “Indebtedness” of such Person that by its terms matures more than one year after the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis or Canadian GAAP, as the context may require or as otherwise applicable, subject, however, to the terms of Section 1.03.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee Supplement” has the meaning specified in Section 8(b) of the Guaranty.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (i) the Domestic Subsidiaries of the Borrower listed on Schedule 5.02, (ii) each other Subsidiary of Holdings or the Borrower, as the case may be, that shall be required to execute and deliver a Guaranty or Guarantee Supplement pursuant to Section 6.11 and (iii) upon delivery of the Holdings Joinder Agreement and Guaranty pursuant to Section 6.15, Holdings.

“Guaranty” means, collectively, (i) each Subsidiary Guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Lenders in each case, substantially in the form of Exhibit F, (ii) each other Guaranty and Guarantee Supplement delivered pursuant to Section 6.11 and (iii) the Holdings Joinder Agreement and Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all toxic substances, wastes or other pollutants regulated or characterized as “hazardous” or “toxic” pursuant to Environmental Law or which would form the basis for liability under Environmental Law due to their toxicity, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Hedge Agreement.

“Holding Company Event” means the transactions occurring on or after the Closing Date pursuant to which Holdings becomes the direct parent company of the Borrower.

“Holdings “ means a corporation or limited liability company organized under the laws of a jurisdiction located within the United States that directly owns 100% of the Equity Interests in the Borrower.

“Holdings Joinder Agreement and Guaranty” has the meaning specified in Section 6.15.

“Holdings Total Leverage Ratio” means, at any date of determination, the ratio of (a) (i) all Funded Indebtedness of Holdings and its Subsidiaries (other than the aggregate principal amount of all Revolving Credit Loans, Swing Line Loans and L/C Advances outstanding on such date) outstanding on such date plus (ii) the average daily aggregate principal amount of all Revolving Credit Loans, Swing Line Loans and L/C Advances outstanding on the last day of each month during the most recently completed Measurement Period divided by 12 less (iii) the aggregate amount of all cash on the Consolidated balance sheet of Holdings on the last day of each month during the most recent Measurement Period divided by 12 to (b) Consolidated EBITDA of Holdings and its Subsidiaries for the period of the four prior Fiscal Quarters ending on such date.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Increase Effective Date” has the meaning specified in Section 2.14(b).

“Indebtedness” means, with respect to any Person (without duplication):

(a)           all indebtedness of such Person for borrowed money;

(b)           all obligations of such Person for the deferred purchase price of property and assets or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not past due, by their respective terms, for more than 90 days);

(c)           all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(d)           all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such property or assets);

(e)           all obligations of such Person as lessee under Capitalized Leases;

(f)            all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Redeemable Equity Interests in such Person or any other Person, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)           all obligations, contingent or otherwise, of such Person in respect of Swap Contracts, in each case valued at the Agreement Value thereof;

(i)            all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing, if the transaction giving rise to such obligation is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP;

(j)            all Contingent Obligations of such Person in respect of obligations of a type described in clauses (a) through (i) above; and

(k)           all Indebtedness referred to in clauses (a) through (j) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, valued at the lesser of (i) the aggregate unpaid amount of such Indebtedness or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof and (ii) the Fair Market Value of such property or assets.

The Indebtedness of any Person shall include all Obligations of the types described in clauses (a) through (k) above of any partnership in which such Person is a general partner or joint venture (other than a joint venture that is itself a corporation or limited liability company) of which such Person is a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Information Memorandum” means the information memorandum dated March, 2004 used by the Arrangers in connection with the syndication of the Commitments.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of the four prior Fiscal Quarters ending on such date to (b) Consolidated Cash Interest Expense of the Borrower and its Subsidiaries for such period; provided that, solely for the purposes of determining the Interest Coverage Ratio for the first three Measurement Periods ending after the Closing Date, the Consolidated Cash Interest Expense of the Borrower and its Subsidiaries for such Measurement Period shall be equal to (A) the Consolidated Cash Interest Expense for the completed Fiscal Quarters since the Closing Date multiplied by (B) a fraction the numerator of which is four and the denominator of which is equal to the number of completed Fiscal Quarters since the Closing Date, subject in each case to the adjustments set forth on Schedule 1.01(c).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan or Screen Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan and Screen Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Eurodollar Rate Loan or Screen Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or to the extent available to all applicable Lenders, nine or twelve months thereafter; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, with respect to any Person, (a) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of, or of a beneficial interest in, any Equity Interests or Indebtedness of any other Person, (b) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of all or substantially all of the property and assets of any other Person or of any division, branch or other unit of operation of any other Person and (c) the making of any direct or indirect loan, advance, other extension of credit or capital contribution by such Person to, or any other investment by such Person in, any other Person (including, without limitation, any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (j) or (k) of the definition of “Indebtedness” set forth above in this Section 1.01 in respect of such other Person).  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IP Rights” has the meaning specified in Section 5.11.

“IP Security Agreement Supplement” has the meaning specified in Section 1 of the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any of its Subsidiaries) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 10.20.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and settlement agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed as provided in Section 2.03(c) or refinanced as a Revolving Credit Borrowing.

“L/C Cash Collateral Account” means a blocked, non-interest bearing deposit account at Bank of America in the name of the Collateral Agent and under the sole dominion and control of the Collateral Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings plus, without duplication, the aggregate amount of all Acceptances and Deferred Payment Obligations.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $20,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBO Rate” has the meaning set forth in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) for purposes of this Agreement and the Notes and any amendment, supplement or other modification hereof or thereof and for all other purposes other than for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Fee Letter and (vi) each Issuer Document and (b) for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) each Issuer Document, (vi) the Fee Letter and (vii) each Secured Hedge Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Shareholders” means Robert Caulk, Daniel Johnston, Steven Schultz and David Jones.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, liabilities (actual or contingent), or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under any of the Loan Documents or (c) the ability of any of the Loan Parties to perform its Obligations under any of the Loan Documents to which it is or is to be a party.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the earliest of (i) April 30, 2010, (ii) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.06 or 8.01, and (iii) the Alternate Date and (b) with respect to the Term Facility, the earlier of (i) April 30, 2011, (ii) the date of termination in whole of the Term Commitments pursuant to Section 2.06 or 8.01 and (iii) the Alternate Date.

“Maximum Rate” has the meaning specified in Section 10.10.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters on or immediately prior to such date.

“Mortgages” has the meaning specified in Section 4.01(a)(iv).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any of the Loan Parties or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to any Disposition of any property or assets, or the incurrence or issuance of any Indebtedness, or the sale or issuance of any Equity Interests in any Person, or any condemnation or casualty insurance proceeds received by or paid to or for the account of any Person, as the case may be, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration, but only as and when received) by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom only:

(a)           reasonable brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees, costs and commissions and reasonable out-of-pocket expenses incurred in connection therewith;

(b)           the amount of taxes payable in connection with or as a result of such transaction (including income taxes reasonably estimated to be actually payable within two (2) years of the date of such transaction as a result of any gain recognized in connection therewith);

(c)           in the case of any Disposition of any property or asset (including any casualty or condemnation of such asset), the outstanding principal amount of, the premium or penalty, if any, on, and any accrued and unpaid interest on, any Indebtedness (other than Indebtedness under or in respect of the Loan Documents) that is secured by a Lien on the property and assets subject to such Disposition and is repaid as a result of Disposition; and

(d)           in the case of the Disposition of any property and assets (including any casualty or condemnation of such asset) of the Borrower or any of its Subsidiaries , any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings, the Borrower or any of their respective Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;

in each case to the extent, but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the property or asset that is the subject thereof and (i) in the case of clauses (a) and (c) of this definition, are actually paid at the time of receipt of such cash or within 60 days thereafter to a Person that is not a Loan Party or Subsidiary of a Loan Party, (ii) in the case of clause (b) of this definition, are actually paid at the time of receipt of such cash or within 60 days thereafter to a Person that is not a Loan Party or Subsidiary of a Loan Party or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP, as in effect at the time of receipt of such cash (based upon such Person’s reasonable estimate of such taxes), and paid to the applicable taxation authority or other Governmental Authority on or before when due and (iii) in the case of clause (d) of this definition, are actually paid to the purchaser of the related property and assets within the period specified for payment thereof in the applicable purchase agreement to a Person that is not a Loan Party or Subsidiary of a Loan Party; provided, however, that if, at the time any such taxes or post-closing purchase price adjustments are actually paid or otherwise satisfied, the reserve therefor or the amount otherwise retained by such Person or its applicable Subsidiary for the payment thereof exceeds the amount paid or otherwise satisfied, then the amount of such excess reserve or retained amount, as the case may be, shall constitute “Net Cash Proceeds” on and as of the date of such payment or other satisfaction for all purposes of this Agreement and, to the extent required under Sections 2.05(b) and 2.06(b), the Borrower shall reduce the Commitments on such date in accordance with the terms of Section 2.06(b), and shall prepay the Loans and cash collateralize the Letters of Credit outstanding on such date in accordance with the terms of Section 2.05(b), in an amount equal to the amount of such excess reserve or retained amount.

“Nonextension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 6.13(d)(ii).

“NPL” means the National Priorities List under CERCLA.

“Nu-Gro” has the meaning specified in the preliminary statements to this Agreement.

“Nu-Gro Acquisition” has the meaning specified in the preliminary statements to this Agreement.

“Nu-Gro Acquisition Documents” means, collectively, the Arrangement Agreement and  Shareholders Agreement.

“Nu-Gro Material Adverse Effect” means (a) any adverse effect of $1,000,000 or more on the business, operations (including results of operations), assets, properties, capital or condition (financial or otherwise) of Nu-Gro and its Subsidiaries, taken as a whole (other than any effect of (i) developments in the industries in which Nu-Gro carries on business which do not have a disproportionate impact on Nu-Gro or its Subsidiaries and (ii) changes in the price of the Nu-Gro Common Shares (as defined in the Arrangement Agreement) in response to the announcement of the Nu-Gro Acquisition) or (b) any adverse effect on the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Nu-Gro Transaction” means, collectively, the Nu-Gro Acquisition, the U.S. Reorganization, the Preferred Stock Redemption, the entering into and funding of the Facilities and all related transactions.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent, in its sole discretion, may elect to pay or advance on behalf of such Loan Party upon the failure of such Loan Party to pay such amount.

“Open Year” means, with respect to any Person, any year for which United States federal income tax returns have been filed by or on behalf of such Person and for which the expiration of the applicable statute of limitations for assessment, reassessment or collection has not occurred (whether by reason of extension or otherwise).

“Operating Lease” means, with respect to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capitalized Lease or a lease under which such Person is the lessor.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (i) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent” means a corporation or limited liability company organized under the laws of a jurisdiction located within the United States that, upon consummation of the Holding Company Event, directly owns 100% of the Equity Interests of Holdings.

“Participant” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any of the Loan Parties or any ERISA Affiliate or to which any of the Loan Parties or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” has the meaning specified in Section 7.05(h).

“Permitted Affiliate Investment” means (a) any capital contributions to the Borrower (or upon consummation of the Holding Company Event, Holdings) made directly or indirectly by one or more of the Equity Investors (and, upon consummation of the Holding Company Event, contributed by Holdings to the Borrower) or (b) the Net Cash Proceeds received by the Borrower or Holdings, as the case may be, from the issuance and sale of Equity Interests to one or more of the Equity Investors (and, upon consummation of the Holding Company Event, contributed by Holdings to the Borrower); provided that on the date on which any such Permitted Affiliate Investment is made, the Borrower shall deliver to the Administrative Agent, on behalf of the Lenders, a certificate of a Responsible Officer of the Borrower certifying that such capital contributions or the Net Cash Proceeds received by the Borrower from such issuance and sale are intended to constitute, and are to be used for, one or more Investments to be made in accordance with the terms of Section 7.05(h), or one or more Restricted Payments to be made in accordance with the terms of Section 7.06.

“Permitted Equity Issuance” means any sale or issuance of any Equity Interests (other than Redeemable Equity Interests) of Holdings to the extent (a) Holdings contributes the Net Cash Proceeds thereof to the Borrower and (b) such Net Cash Proceeds are not required to be applied to the prepayment of the Loans pursuant to Section 2.05(b).

“Permitted Holdco Debt” has the meaning specified in Section 7.02(c)(ii).

“Permitted Liens” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA or any such Lien relating to or imposed in connection with any Environmental Action):

(a)           Liens for taxes, assessments and governmental charges or levies to the extent not otherwise required to be paid under Section 6.02;

(b)           Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) to the extent not otherwise required to be paid under Section 6.02;

(c)           Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations;

(d)           Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

(e)           any interest or title of a lessor or sublessor or a licensor and any restriction or encumbrance to which the interest or title of such lessor, sublessor or licensor may be subject that is incurred in the ordinary course of business;

(f)            Liens arising out of judgments or awards that do not constitute an Event of Default under Section 8.01(g);

(g)           Liens in favor of customs and revenue authorities arising as a matter of law or pursuant to a bond to secure payment of customs duties in connection with the importation of goods;

(h)           customary rights of setoff upon deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business;

(i)            easements, rights-of-way, zoning restrictions and other encumbrances and survey exceptions, minor defects or irregularities in title and other similar restrictions on title to, or the use of, real property that do not, either individually or in the aggregate, materially and adversely affect the use of such real property for its intended purposes or the conduct of the business of the Borrower and its Subsidiaries in the ordinary course and, in any case, that were not incurred in connection with and do not secure Indebtedness or other extensions of credit;

(j)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and not prohibited by this Agreement; and

(k)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions no less favorable to the Lenders than the terms and conditions of the Senior Subordinated Notes, (b) will not mature prior to the date that is ninety-one (91) days after the scheduled Maturity Date of the Term Facility, (c) has no scheduled amortization or payments of principal prior to the scheduled Maturity Date of the Term Facility, and (d) has covenant, default and remedy provisions no more restrictive, and mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope, than those contained in the Senior Subordinated Notes Documents, taken as a whole; provided any such Indebtedness shall constitute Permitted Subordinated Indebtedness only if (i) both before and after giving effect to the issuance or incurrence thereof, no Default or Event of Default shall have occurred and be continuing, and (ii) the Chief Financial Officer of the Borrower shall have delivered an officer’s certificate demonstrating Pro Forma Compliance with the covenants set forth in Section 6.14 in form and substance reasonably satisfactory to the Administrative Agent, it being understood that any capitalized or paid-in-kind interest or accreted principal on such Indebtedness shall not constitute an issuance or incurrence of Indebtedness for purposes of this proviso.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, established by any of the Loan Parties or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning specified in Section 1 of the Security Agreement.

“Pledged Equity” has the meaning specified in Section 1 of the Security Agreement.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Preferred Stock Redemption” has the meaning specified in the preliminary statements to this Agreement.

“primary obligations” has the meaning specified in the definition of “Contingent Obligation” set forth above in this Section 1.01.

“primary obligor” has the meaning specified in the definition of “Contingent Obligation” set forth above in this Section 1.01.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, for purposes of calculating compliance with each of the financial covenants set forth in Section 6.14 or Section 7.02(c)(ii), as applicable, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable Measurement Period:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of  “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.  Calculations made pursuant to this definition shall be (i) determined in good faith by a Responsible Officer of the Borrower and may include adjustments, in the reasonable determination of the Borrower as set forth in an officer’s certificate, to reflect operating expense reductions reasonably expected to result from any Specified Transaction or Specified Disposition and (ii) reasonably acceptable to the Administrative Agent.  With respect to any determination of Pro Forma Compliance which is required to be made pursuant to the terms of this Agreement on a date other than the last day of a Fiscal Quarter, then such determination shall be made in respect of the Measurement Period ending on the last day of the Fiscal Quarter most recently ended and for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.13.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment(s) of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.01, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Professional Services Agreement” means the Professional Services Agreement dated as of January 20, 1999 by and among THL Equity Advisors IV, L.L.C., Thomas H. Lee Capital, L.L.C. and the Borrower, as such agreement may be amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof, but solely to the extent permitted under the terms of the Loan Documents.

“Qualifying IPO” means the issuance by Parent or Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended (whether alone or in connection with a secondary public offering).

“Redeemable” means (a) any Equity Interest that the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) any Equity Interest that is redeemable at the option of the holder, in each case, occurring earlier than 91 days following the scheduled Maturity Date of any Facility.

“Reduction Amount” has the meaning set forth in Section 2.05(b)(vi).

“Register” has the meaning set forth in Section 10.07(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Financial Information” means, at any date of determination, the Consolidated financial statements of Borrower and its Subsidiaries most recently delivered to the Administrative Agent on or prior to such date pursuant to, and satisfying all of the requirements of, Section 6.13(b) or 6.13(c) and accompanied by the certificates and other information required to be delivered therewith pursuant to Section 6.13(d).

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations and awards of an arbitrator, a court or any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or any of its Subsidiaries or to any of their property, assets or businesses.

“Responsible Officer” means (i) the chief executive officer, the president, the chief financial officer, the principal accounting officer, any vice president, secretary or the treasurer (or the equivalent of any of the foregoing) of the Borrower (or upon the consummation of the Holding Company Event, Holdings) or any of its Subsidiaries and (ii) in the case of a Committed Loan Notice or a Swing Line Loan Notice, any person authorized to sign such Committed Loan Notice or Swing Line Loan Notice by the board of directors of the Borrower.

“Restricted Payment” has the meaning specified in Section 7.06.

“Restricted Subsidiary” means (a) each of the wholly owned Domestic Subsidiaries and each of the other Subsidiaries of the Borrower (or upon the consummation of the Holding Company Event, Holdings) that is organized, purchased or otherwise acquired after the Closing Date, whether pursuant to Section 7.05(h) or otherwise (other than any non-wholly owned Domestic Subsidiary or any Foreign Subsidiary that is a CFC that is organized, purchased or otherwise acquired pursuant to Section 7.05(i)), or (b) each of the other Subsidiaries of the Borrower (or upon the consummation of the Holding Company Event, Holdings) that, at the option of the Borrower (i) executes and delivers the Guaranty or a Guarantee Supplement and a

Security Agreement Supplement, (ii) in which 100% of the issued and outstanding Equity Interests are pledged to the Administrative Agent, on behalf of the Secured Parties, pursuant to the applicable Collateral Documents and (iii) delivers such other agreements, opinions, certificates and other documents as are required or requested under Section 6.11.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Scheduled Principal Payments” means, with respect to any Person for any period, the sum of all regularly scheduled principal payments or repurchases, redemptions or similar acquisitions for value of outstanding Indebtedness made or required to be made during such period, including, without limitation, all repayments of Loans outstanding hereunder pursuant to Section 2.07(a) or 2.07(b).

“Screen Rate” means, with respect to any Canadian Term Loan for any Interest Period:

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Canadian Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Canadian Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Screen Rate Loan” means a Loan that bears interest at the Screen Rate.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c), or Section 9.02, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in Section 1 of the Security Agreement.

“Senior Financial Officer” means the chief financial officer, the principal accounting officer or the treasurer of the Borrower.

“Senior Subordinated Notes” means the senior unsecured subordinated notes of the Borrower due 2009 in an aggregate principal amount of $231,900,000.

“Senior Subordinated Notes Documents” means all indentures, securities purchase agreements, and other agreements, instruments and documents pursuant to which the Senior Subordinated Notes have been issued or otherwise setting forth the terms of the Senior Subordinated Notes, in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but solely to the extent permitted under the terms of the Loan Documents.

“Shareholders Agreement” means that certain letter agreement dated March 1, 2004 (as amended, supplemented or otherwise modified to the Closing Date) among the Borrower, Jupiter Acquisition Corporation, Austin Beutel, Robert Beutel and Oakwest Corporation Limited.

“Sight Draft” means a draft drawn by a beneficiary under a Letter of Credit and presented to the L/C Issuer, which draft is payable upon presentation to the L/C Issuer together with the documents called for under such Letter of Credit.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that, on such date:

(a)           the fair value of the property and assets of such Person is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person;

(b)           the present fair salable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured;

(c)           such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature; and

(d)           such Person is not engaged in business or in a transaction, and is not about to engage in business or in a transaction, for which such Person’s property and assets would constitute an unreasonably small capital.

The fair value and the present fair salable value of the property and assets of any such Person shall be computed taking into account the aggregate amount of all payments in respect of reimbursement, contribution and indemnification claims against any other Person that, in light of the circumstances existing at such time, such Person reasonably believes in good faith it will receive with reasonable promptness.  The amount of contingent liabilities of any such Person at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Equity Issuance” means the sale or issuance by the Borrower (or upon consummation of the Holding Company Event, Holdings) of any of its Equity Interests in a public offering or in a private placement or sale that is underwritten, managed, arranged, placed or initially purchased by an investment bank (it being understood that the Sponsor is not an investment bank), which, for the avoidance of doubt, does not include the sale or issuance of any such Equity Interests (a) to the Equity Investors, their Affiliates, related funds and general partners, (b) to other Persons making additional equity investments together with the Equity Investors after the Closing Date, (c) pursuant to stock option plans, (d) in connection with the cure of any financial covenant and (e) in connection with Permitted Affiliate Investments.

“Specified Transaction” means, for any applicable period, the following transactions:  any Permitted Acquisition or any Investment (or series of related Investments) made pursuant to Section 7.05(h) or (i).

“Sponsor” means the THL Entities and their Affiliates and related funds and general partners.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, unlimited liability company, trust or estate of which (or in which) more than 50% of:

(a)           the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency);

(b)           the interest in the capital or profits of such partnership, joint venture, limited liability company or unlimited liability company; or

(c)           the beneficial interest in such trust or estate,

is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility Commitments.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Commitments” means, collectively, the Dollar Term Commitments and the Canadian Term Commitments.

“Term Facility” means the Dollar Term Facility and the Canadian Term Facility.

“Term Lenders” means, collectively, the Dollar Term Lenders and the Canadian Term Lenders.

“Term Loans” means, collectively, the Dollar Term Loans and the Canadian Term Loans.

“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Termination Date” means the date on which all of the Commitments of the Lenders have terminated or expired, all of the Loans, L/C Obligations and other Obligations of any Loan Party under or in respect of the Loan Documents specified in clause (a) of the definition of “Loan Documents” (other than any such Obligations of any of the Loan Parties under Section 3.01, 3.04, 10.04 or 10.05 (or other similar provisions of the other Loan Documents that are specified under the terms thereof to survive the payment in full of such other Obligations under or in respect of the Loan Documents) to the extent no demand or claim thereunder has been made) have been paid in full in cash and all Letters of Credit have expired or been terminated or otherwise provided for in a manner satisfactory to the L/C Issuer in full.

“THL Entities” means, collectively, the Thomas H. Lee Equity Fund IV, L.P. and the Thomas H. Lee Foreign Fund IV, L.P.

“Total Leverage Ratio” means, at any date of determination, the ratio of (a) (i) all Funded Indebtedness of the Borrower and its Subsidiaries (other than the aggregate principal amount of all Revolving Credit Loans, Swing Line Loans and L/C Advances outstanding on such date) outstanding on such date plus (ii) the aggregate principal amount of all Revolving Credit Loans, Swing Line Loans and L/C Advances outstanding on the last day of each month occurring during the most recently completed Measurement Period divided by 12 less (iii) the aggregate amount of all cash on the Consolidated balance sheet of the Borrower on the last day of each month occurring during the most recent Measurement Period divided by 12 to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of the four prior Fiscal Quarters ending on such date, subject in each case to the adjustments set forth on Schedule 1.01(c).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Eurodollar Rate Loan or a Screen Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means, at any time, each of the Subsidiaries of the Borrower that does not constitute a Restricted Subsidiary at such time.

“Unused Revolving Credit Commitment” means, with respect to any of the Revolving Credit Lenders at any time, (a) the Revolving Credit Commitment of such Revolving Credit Lender at such time less (b) the sum of:

(i)            the aggregate principal amount of all Revolving Credit Loans, Swing Line Loans and L/C Advances made (or deemed to have been made) by such Revolving Credit Lender (in its capacity as a Lender) and outstanding at such time; and

(ii)           such Revolving Credit Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all L/C Advances made by the Issuing Bank (in its capacity as the Issuing Bank) pursuant to Section 2.03(c)(i) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Loans made by the Swing Line Bank (in its capacity as the Swing Line Bank) pursuant to Section 2.04(a) and outstanding at such time.

“U.S. Lender” has the meaning set forth in Section 10.15(b).

“U.S. Reorganization” means the transfer of all of the shares of capital stock of the Domestic Subsidiaries of Nu-Gro to the Borrower or such other reorganization of the Domestic Subsidiaries of Nu-Gro as may be acceptable to the Arrangers having the result that such Domestic Subsidiaries of Nu-Gro are direct first or second-tier Domestic Subsidiaries of the Borrower.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, with respect to any period, an amount equal to the excess of Current Assets (other than cash and Cash Equivalents) over Current Liabilities (excluding the current portion of any interest on any Indebtedness which would otherwise be included therein).

1.02         Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)  The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.  (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           With respect to the time period commencing March 31, 2004 and ending on June 30, 2004 (the “2004 Second Quarter”), and notwithstanding the actual accounting periods for which any financial statements were prepared for the 2004 Second Quarter, the 2004 Second Quarter shall be deemed to constitute one accounting period and each of Consolidated Net Income and Consolidated EBITDA shall be calculated with all applicable financing statements prepared for the 2004 Second Quarter taken as a whole.

1.04         Rounding.  Any financial ratios required to be maintained by the Borrower or Holdings pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Constitutive Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07         Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in a currency other than Dollars shall also include the equivalent of such amount in Dollars, such equivalent amount to be determined at the rate of exchange quoted by Bank of America in New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in such currency with U.S. Dollars.  Any conversion of Dollars into Canadian Dollars will be made by the Administrative Agent at the then-applicable Spot Rate.

1.08         Timing of Performance.  When the performance of any covenant, duty or obligation is stated to be required on a day that is not a Business Day, the date for such performance shall extend to the immediately succeeding Business Day.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         The Loans.  (a)  The Term Borrowings.  Subject to the terms and conditions set forth herein, (i) each Dollar Term Lender severally agrees to make a single loan (consisting of a Dollar Term Loan pursuant to the Dollar Term Facility in an amount equal to its Pro Rata Share of the Dollar Term Facility (each such loan advanced by any Dollar Term Lender being a “Dollar Term Loan”) and (ii) each Canadian Term Lender severally agrees to make a single loan (consisting of a Canadian Term Loan pursuant to the Canadian Term Facility in an amount equal to its Pro Rata Share of the Canadian Term Facility (each such loan advanced by a Canadian Term Lender being a “Canadian Term Loan”), in each case, to the Borrower on (i) the Closing Date or (ii) if such Term Lender has increased its Term Commitment pursuant to Section 2.14, the Increase Effective Date.  Each such Borrowing shall be in U.S. Dollars or Canadian Dollars, as applicable, and shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Pro Rata Share of the Term Facility.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans, Eurodollar Rate Loans or Screen Rate Loans, as applicable, as further provided herein.

(b)           The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02         Borrowings, Conversions and Continuations of Loans.  (a)  Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Screen Rate Loans or Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Screen Rate Loans or Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one Business Day before the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Screen Rate Loans or Eurodollar Rate Loans having an Interest Period of nine or twelve months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is available.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Screen Rate Loans or Eurodollar Rate Loans, as applicable, shall be in a principal amount of (A) in the case of all Loans other than Canadian Term Loans, $2,000,000 or a whole multiple of $1,000,000 in excess thereof and (B) in the case of Canadian Term Loans, CD2,000,000 or a whole multiple of CD1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice  (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Screen Rate Loans or Eurodollar Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans (except in the case of Canadian Term Loans, which shall always be Screen Rate Loans, and upon such failure the Borrower shall be deemed to have specified an Interest Period for Screen Rate Loans of one month).  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term Loan Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice  with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first shall be applied to the payment in full of any such L/C Borrowings.

(c)           Except as otherwise provided herein, a Screen Rate Loan or Eurodollar Rate Loan may be continued or converted, as applicable, only on the last day of an Interest Period for such Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Screen Rate Loans or Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Screen Rate and the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than fifteen Interest Periods in effect.

(f)            The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)           For the avoidance of doubt, nothing in this Section 2.02 is intended to result in, or permit, any redenomination of any Canadian Term Loan into a Dollar Term Loan or of any Dollar Term Loan into a Canadian Term Loan.

2.03         Letters of Credit.  (a)  The Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder (including Sight Drafts, Acceptances and Deferred Payment Obligations); provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit if:

(A)          Subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders (other than Defaulting Lenders) have approved such expiry date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate any Laws applicable to the L/C Issuer or one or more policies of the L/C Issuer; or

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial face amount less than $50,000, in the case of a commercial Letter of Credit, or $50,000, in the case of a standby Letter of Credit, or is to be denominated in a currency other than Dollars or has provisions that permit the stated face amount of such Letter of Credit to be increased; or

(iv)          The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two

Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonextension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or

(B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Nonextension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension, (2) from the Administrative Agent, any Revolving Credit Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension or (3) from the Borrower directing the L/C Issuer not to permit such extension.

(iv)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  If the L/C Issuer notifies the Borrower of such payment prior to 1:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided, that if such notice is not provided to the Borrower prior to 1:00 p.m. on the Honor Date, then the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the next succeeding Business Day and such extension of time shall be reflected in computing fees in respect of any such Letter of Credit.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Credit Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.  (i)  At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such

Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C

Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be).  Sections 2.05 and 8.02 set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) or one or more backstop Letters of Credit in form and substance acceptable to, and issued by financial institutions reasonably acceptable to, the L/C Issuer (each such letter of credit, a “Backstop L/C”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds or Backstop L/Cs then held by the L/C Issuer is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, either (x) deliver one or more additional Backstop L/Cs or (y) pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at Bank of America as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim or subject to such existing Backstop L/Cs.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer.  To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.  To the extent that the aggregate amount available to be drawn under any Backstop L/C exceeds the Outstanding Amount of such L/C Obligations, then the L/C Issuer shall, upon request by the Borrower, use reasonable efforts to cause the aggregate amount available to be drawn under any Backstop L/C to be reduced by the amount of such excess.

(h)           Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)            Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each outstanding Letter of Credit equal to the Applicable Rate for Revolving Credit Loans which are Eurodollar Rate Loans times the daily maximum amount available to be drawn under such Letter of Credit.  Such Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate specified in the preceding sentence during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit equal to 0.125% per annum times the average daily maximum amount available to be drawn under such Letter of Credit.  Such fronting fee shall be computed on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the last Business Day of each of such March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within five Business Days of demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04         Swing Line Loans.  (a)  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.  (i)  The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender and the Swing Line Lender shall apply such funds in repayment of the Swing Line Loan.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery of a Committed Loan Notice).  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.  (i)  At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05         Prepayments.  (a)  Optional.  (i)  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans or Screen Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a minimum principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; (3) any prepayment of Canadian Term Loans shall be in a principal amount of CD2,000,000 or a whole multiple of CD500,000 in excess thereof; and (4) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that the Borrower may rescind or postpone any such notice of prepayment if such prepayment would have resulted from a refinancing of all the Loans and such refinancing shall not be consummated or otherwise shall be delayed.  Any prepayment of a Eurodollar Rate Loan or Screen Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied ratably among the Dollar Term Facility and Canadian Term Facility, and to the principal repayment installments of the Term Facility in such order of maturity as the Borrower may direct and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares (it being understood that after such ratable allocation among the Dollar Term Facility and Canadian Term Facility, an amount less than the applicable minimum amounts specified in the first sentence of this Section 2.05(a) may be paid to the applicable Lenders).

(ii)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)           Mandatory.  (i)  Within five Business Days after financial statements have been delivered pursuant to Section 6.13(c) and the related Compliance Certificate has been delivered pursuant to Section 6.13(d), the Borrower shall prepay an aggregate principal amount of Loans equal to, if the Total Leverage Ratio for such Fiscal Year is (x) greater than or equal to 4.00:1.00, 50%, (y) less than 4:00:1.00, but greater than or equal to 3:00:1.00, 25% or (z) less than 3:00:1.00, 0%, in each case, of Excess Cash Flow for the Fiscal Year covered by such financial statements, commencing with the Fiscal Year ended December 31, 2004; provided, that Excess Cash Flow for the Fiscal Year ended December 31, 2004 shall be calculated on a pro forma basis as though the Nu-Gro Acquisition had occurred on the first day of such Fiscal Year; provided further that any calculation of Excess Cash Flow by the Borrower may contain customary currency translation estimates, and may further contain deductions in respect of withholding taxes that would be otherwise payable if such funds were repatriated to the United States as reasonably determined by a Responsible Officer of the Borrower.

(ii)           If, in each case, Holdings, the Borrower or any of their respective Subsidiaries Disposes of any property or assets in any single transaction or series of related transactions (other than any Disposition of any property or assets permitted by clauses (a), (b), (c), (d), (e), (f), (h), (i), (m), (n), (r) or (s) of Section 7.04) which in the aggregate results in the receipt by Holdings, the Borrower or such Subsidiary of Net Cash Proceeds in excess of $2,000,000 or receipt of condemnation or casualty proceeds in respect of any asset or property, the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom within two Business Days of receipt thereof by Holdings or such Subsidiary; provided, however, that, with respect to any Net Cash Proceeds received in respect of a Disposition or proceeds of insurance and condemnation awards described in this Section 2.05(b)(ii), at the option of the Borrower (as elected by the Borrower in writing to the Administrative Agent on or prior to the date of the receipt of such proceeds or awards), and so long as no Event of Default shall have occurred and be continuing, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful in its business so long as (x) within 360 days after the receipt of such Net Cash Proceeds, such purchase or repair shall have been consummated or (y) if the Borrower or the relevant Subsidiary has entered into a definitive agreement within 360 days after its receipt of such Net Cash Proceeds to purchase or repair such assets within 180 days thereafter, within such 180 days after such receipt of Net Cash Proceeds (in each case, as certified by the Borrower in writing to the Administrative Agent); provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05; and provided still further that any Net Cash Proceeds received in connection with any Disposition of property or assets located outside the United States may contain deductions in respect of withholding taxes that would otherwise be payable if such funds were repatriated to the United States.

(iii)          Upon each Specified Equity Issuance, the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to (x) if the Total Leverage Ratio for the most recent Measurement Period ending on or prior to the date of such sale is greater than or equal to 4.00:1.00, 50%, (y) if the Total Leverage Ratio for the Measurement Period ending on or prior to the date of such sale is less than 4.00:1.00 but greater than or equal to 3.00:1.00, 25% and (z) if the Total Leverage Ratio for the most recent Measurement Period ending on or prior to the date of such sale is less than 3.00:1.00, 0% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower (or after the occurrence of the Holding Company Event, Holdings).

(iv)          Upon the incurrence or issuance by Holdings, the Borrower or any of their respective Subsidiaries of (A) any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.02, and (B) any Permitted Subordinated Indebtedness permitted to be incurred pursuant to Section 7.02(a), to the extent not permitted to be retained by the Borrower thereunder, the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Holdings, the Borrower or such Subsidiary.

(v)           If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(vi)          Each prepayment of Loans pursuant to this Section 2.05(b) shall be applied, first, to the Term Facilities, ratably among the Dollar Term Facility and the Canadian Term Facility and (i) to next four principal repayment installments of each such Facility in direct order of maturity and (ii) to the remaining principal repayment installments of each such Facility on a pro-rata basis based on the number of remaining installments and, thereafter, to the Revolving Credit Facility (the amount of such prepayment of the Revolving Credit Facility, the “Reduction Amount”) in the manner set forth in clause (vii) of this Section 2.05(b); and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(vii)         The Revolving Credit Facility shall be permanently reduced by the Reduction Amount on the date of the applicable prepayment and such prepayment shall be, first, applied to prepay L/C Borrowings outstanding at such time until all such L/C Borrowings are paid in full, second, applied to prepay Swing Line Loans outstanding at such time until all such Swing Line Loans are paid in full, third, applied to prepay Revolving Credit Loans outstanding at such time until all such Revolving Credit Loans are paid in full and, fourth, used to Cash Collateralize the L/C Obligations; and, thereafter, the amount remaining, if any, after the prepayment in full of all Loans and L/C Borrowings outstanding at such time and the L/C Obligations have been Cash Collateralized in full may be retained by the Borrower for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit which has been Cash Collateralized, such funds shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(viii)        Notwithstanding any of the other provisions of Section 2.05(b)(i) through (vii), the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of any Interest Period pertaining to Loans being prepaid, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b).  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(ix)           Anything contained in this Section 2.05(b) to the contrary notwithstanding, (A) if, following the occurrence of any Disposition by any Loan Party or any of its Subsidiaries, the Borrower is required to commit by a particular date (a “Commitment Date”) to apply or cause its Subsidiaries to apply an amount equal to any of the proceeds thereof in a particular manner, or to apply by a particular date (an “Application Date”) an amount equal to any such proceeds in a particular manner, in either case in order to excuse the Borrower from being required to make an offer to the holders of any other debt or equity securities of the Borrower (an “Asset Sale Offer”) in connection with such Disposition, and the Borrower shall have failed to so commit or to so apply an amount equal to such proceeds on or prior to the applicable Commitment Date or Application Date, as the case may be, or (B) if the Borrower at any other time shall have failed to apply or commit or cause to be applied an amount equal to any such proceeds, and, assuming no further application or commitment of an amount equal to such proceeds the Borrower would otherwise be required to make an Asset Sale Offer in respect thereof, then in either such case the Borrower shall immediately pay or cause to be paid to the Administrative Agent on or prior to the date on which the Borrower would be required to make an Asset Sale Offer an amount equal to such proceeds  to be applied to the payment of the Loans and L/C Borrowings and to Cash Collateralize the L/C Obligations in the manner set forth in Section 2.05(b) in such amounts as shall excuse the Borrower from making any such Asset Sale Offer.

2.06         Termination or Reduction of Commitments.  (a)  Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the portions of the Term Commitments, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments, or from time to time permanently reduce the portions of the Term Commitments, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. one Business Day prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of (A) in the case of all Loans other than Canadian Term Loans, $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (B)  in the case of  Canadian Term Loans, CD10,000,000 or any whole multiple of CD1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the Term Commitments, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments; provided that the Borrower may rescind or postpone any such notice of termination of the Revolving Credit Commitments if such termination would have resulted from a refinancing of all the Loans and such refinancing shall not be consummated or otherwise shall be delayed.

(b)           Mandatory.  (i)  The Commitments under each Term Facility shall be automatically and permanently reduced from time to time upon each repayment or prepayment of the outstanding Term Loans, by an amount equal to the amount by which (A) the Commitments under such Term Facility immediately prior to such reduction exceeds (B) the aggregate principal amount of all Term Loans outstanding under such Term Facility at such time.

(ii)           The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made pursuant to Section 2.05(b)(i), (ii), (iii) or (iv) by an amount equal to the applicable Reduction Amount.

(iii)          If after giving effect to any reduction or termination of unused Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the aggregate Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

(c)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Term Commitment, the Letter of Credit Sublimit, or the unused Revolving Credit Commitment under this Section 2.06.  Each reduction of the Term Commitments pursuant to Section 2.06(a) shall be applied to the applicable Term Facility.  Upon any reduction of Commitments under a Facility, the Commitment of each Lender under such Facility shall be reduced by such Lender’s Pro Rata Share of the amount by which such Facility is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).  All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07         Repayment of Loans.  (a)  Dollar Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Dollar Term Lenders the aggregate principal amount of all Dollar Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) or increased as a result of any increase in the amount of Dollar Term Loans pursuant to Section 2.14 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedules set forth below for the Dollar Term Loans made as of the Closing Date).

Date	Dollar Term Loan Principal Amortization Amount
June 30, 2004	$837,500
September 30, 2004	$837,500
December 31, 2004	$837,500
March 31, 2005	$837,500
June 30, 2005	$837,500
September 30, 2005	$837,500
December 31, 2005	$837,500
March 31, 2006	$837,500
June 30, 2006	$837,500
September 30, 2006	$837,500
December 31, 2006	$837,500
March 31, 2007	$837,500
June 30, 2007	$837,500
September 30, 2007	$837,500
December 31, 2007	$837,500
March 31, 2008	$837,500
June 30, 2008	$837,500
September 30, 2008	$837,500
December 31, 2008	$837,500
March 31, 2009	$837,500
June 30, 2009	$837,500
September 30, 2009	$837,500
December 31, 2009	$837,500
March 31, 2010	$837,500
June 30, 2010	$78,725,000
September 30, 2010	$78,725,000
December 31, 2010	$78,725,000
March 31, 2011	$78,725,000

provided, however, that the final principal repayment installment of the Dollar Term Loans shall be repaid on the Maturity Date for the Facility under which such Loans were made and in any event shall be in an amount equal to the aggregate principal amount of all Dollar Term Loans outstanding on such date.

(b)           Canadian Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Canadian Term Lenders the aggregate principal amount of all Canadian Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) or increased as a result of any increase in the amount of Canadian Term Loans pursuant to Section 2.14 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedules set forth below for the Canadian Term Loans made as of the Closing Date);

Date	Canadian Term Loan Principal Amortization Amount
June 30, 2004	CD	169,250
September 30, 2004	CD	169,250
December 31, 2004	CD	169,250
March 31, 2005	CD	169,250
June 30, 2005	CD	169,250
September 30, 2005	CD	169,250
December 31, 2005	CD	169,250
March 31, 2006	CD	169,250
June 30, 2006	CD	169,250
September 30, 2006	CD	169,250
December 31, 2006	CD	169,250
March 31, 2007	CD	169,250
June 30, 2007	CD	169,250
September 30, 2007	CD	169,250
December 31, 2007	CD	169,250
March 31, 2008	CD	169,250
June 30, 2008	CD	169,250
September 30, 2008	CD	169,250
December 31, 2008	CD	169,250
March 31, 2009	CD	169,250
June 30, 2009	CD	169,250
September 30, 2009	CD	169,250
December 31, 2009	CD	169,250
March 31, 2010	CD	169,250
June 30, 2010	CD	15,909,500
September 30, 2010	CD	15,909,500
December 31, 2010	CD	15,909,500
March 31, 2011	CD	15,909,500

provided, however, that the final principal repayment installment of the Canadian Term Loans shall be repaid on the Maturity Date for the Facility under which such Loans were made and in any event shall be in an amount equal to the aggregate principal amount of all Canadian Term Loans outstanding on such date.

(c)           Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(d)           Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date thirty days after such Loan is made and (ii) the Maturity Date.

2.08         Interest.  (a)  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Canadian Term Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Screen Rate for such Interest Period plus the Applicable Rate; (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           (i)  While any Event of Default of the type specified in Section 8.01(a) or Section 8.01(f) exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09         Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to 0.50% per annum times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations; provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility.  The commitment fee shall be calculated quarterly in arrears.

(b)           Other Fees.  (i)  The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10         Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11         Evidence of Indebtedness.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower or any Loan Party under this Agreement and the other Loan Documents.

2.12         Payments Generally.  (a)  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except with respect to the Canadian Term Loans or as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  All payments by the Borrower hereunder with respect to the Canadian Term Loans shall be made to the Administrative Agent, for the account of the respective Canadian Term Lenders to which such payment is owed, at the Administrative Agent’s Office in Canadian Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00

p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans or Screen Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)            if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lenders in the order of priority set forth in Section 8.03.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

2.13         Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14         Increase in Commitments.  (a)  Provided there exists no Event of Default after giving effect to any such increase, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Term Commitments or Revolving Credit Commitments by an amount (for all such requests) not exceeding $100,000,000.  Each such request shall be for an increase of not less than $10,000,000.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Term Commitment or Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b)           If the Term Commitments and/or Revolving Credit Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the closing date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Section 5.06 and 5.07 shall be deemed to refer to the most recent statements furnished pursuant to subsections (b) and (c), respectively, of Section 6.13, and (B) no Event of Default exists, after giving effect to any such increase.

(c)           To the extent the Commitment being increased on the relevant Increase Effective Date is a Term Commitment, then each of the Lenders having an Term Loan prior to such Increase Effective Date (the “Pre-Increase Term Lenders”) shall assign to any lender making an additional Term Loan on the Increase Effective Date (the “Post-Increase Term Lenders”), and such Post-Increase Term Lenders shall purchase from each Pre-Increase Term Lenders, at the principal amount thereof, such interests in the Term Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Term Loans will be held by Pre-Increase Term Lenders and Post-Increase Term Lenders ratably in accordance with the Outstanding Amount of Term Loans and increased Term Commitments after giving effect to such increased Term Commitments.  To the extent the Commitment being increased on the relevant Increase Effective Date is a Revolving Credit Commitment, then each of the Lenders having a Revolving Credit Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any lender which is acquiring a new or additional Revolving Credit Commitment on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lenders, at the principal amount thereof, such interests in the Revolving Loans and participation interests in L/C Obligations and Swing Line Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in L/C Obligations and Swing Line Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to such increased Revolving Credit Commitments.

(d)           This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.15         Use of Proceeds.  The proceeds of the Loans shall be available, and the Borrower hereby agrees that it shall use such proceeds, solely (a) to finance the Nu-Gro Acquisition, (b) to pay certain fees and expenses incurred in connection with the Nu-Gro Transaction, (c) to finance the Preferred Stock Redemption, (d) to refinance the commitments and outstanding amounts under the Existing Credit Facility, (e) to refinance certain existing Indebtedness of Nu-Gro and its Subsidiaries, (f) pay certain fees and expenses incurred in connection with the Preferred Stock Redemption and (g) to provide working capital to, and for other general purposes of, the Borrower and its Subsidiaries not otherwise prohibited under the terms of the Loan Documents.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes.  (a)  Except as provided in this Section 3.01, any and all payments by the Borrower to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized, has its principal place of business or maintains a Lending Office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b)           In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)           The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.  Payment under this Section 3.01(c) shall be made within 30 days after the date such Lender or such Agent makes a demand therefor.

(d)           The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the lending office of such Lender, except to the extent that any such change is requested or required by the Borrower (and provided, that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change that is a change in Law).

(e)           If the forms provided by a Lender or an Agent pursuant to Section 10.15(a) at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement at the Borrower’s discretion pursuant to Section 10.07(g) indicate a United States withholding tax rate in excess of zero (the “Actual Rate”), withholding tax in excess of the Actual Rate shall be considered excluded from Taxes unless and until such Lender or Agent, as the case may be, provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f)            If any Lender or Agent determines that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (including any interest included in such refund) to the Borrower (to the extent that it determines that it can do so without prejudice to the retention of the refund), net of all out-of-pocket expenses of the Lender or Agent, as the case may be; provided, however, that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority.  Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided, that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential).  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g)           Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid the consequences of such event, including to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided, that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.01(a) and (c).

(h)           Notwithstanding any provision contained herein to the contrary, any indemnity with respect to taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, or any liabilities with respect thereto, shall be governed solely and exclusively by this Section 3.01 and Section 10.15.

3.02         Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans or Screen Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate or Screen Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or Screen Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans or Screen Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans or Screen Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03         Inability to Determine Rates.  If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBO Rate or Screen Rate, as applicable, for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or Screen Rate Loan, or that the LIBO Rate or Screen Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or Screen Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar or Canadian Dollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan or Screen Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans or Screen Rate Loans, as applicable, shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or Screen Rate Loans or, failing that, with respect to Eurodollar Rate Loans, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04         Increased Cost and Reduced Return; Capital Adequacy.  (a)  If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or Screen Rate Loan (as the case may be) or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate or Screen Rate), then from time to time upon demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

3.05         Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan or Screen Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan or Screen Rate Loan, as applicable, made by it at the rate used in determining the Eurodollar Rate or Screen

Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market or Canadian Dollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan or Screen Rate Loan was in fact so funded.

3.06         Matters Applicable to all Requests for Compensation.  (a)  A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           With respect to any Lender’s claim for compensation under Section 3.01, 3.02 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans or Screen Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)           If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan or Screen Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)           all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d)           If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest

Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

3.07         Replacement of Lenders under Certain Circumstances.  (a)  If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans or Screen Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender fails to promptly execute and deliver the assignment documents requested pursuant to Section 2.14(c) or (iv) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.07), then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, either (A) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (B) terminate the Commitment of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.

(b)           Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent.  Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (ii) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)           Notwithstanding anything to the contrary contained above, (i) the Lender that acts as the L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)           In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

3.08         Survival.  All of the Borrower’s obligations under this Article III shall survive the Termination Date.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01         Conditions of Initial Credit Extension.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to each Agent, each Lender and the Borrower;

(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)          a security agreement, in substantially the form of Exhibit G hereto (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.11 and 6.15, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A)          certificates (if any) representing the Pledged Interests referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)           copies of proper financing statements, duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement, and

(C)           evidence that all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the Liens created thereby;

(iv)          a mortgage, in substantially the form of Exhibit H hereto (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the Borrower’s Orrville, Ohio fertilizer plant (together with each other mortgage delivered pursuant to Section 6.11, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A)          evidence that a counterpart of the Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing or recording in the applicable Ohio jurisdiction and that all applicable filing and recording taxes and fees have been paid, and

(B)           evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid first and subsisting Lien on the Orrville, Ohio property, subject to Liens permitted by Section 7.01, has been taken;

(v)           an intellectual property security agreement, in substantially the form of Exhibit I hereto (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.11 and 6.15, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Intellectual Property Security Agreement has been taken;

(vi)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii)         such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing and in good standing under its jurisdiction of incorporation;

(viii)        a reasonably satisfactory opinion of Weil, Gotshal and Manges LLP, special counsel to the Loan Parties, addressed to each Agent and each Lender, as to the matters set forth in Exhibit J-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(ix)           a reasonably satisfactory opinion of Benesch, Friedlander, Coplan & Aronoff LLP, local counsel to the Borrower in Ohio, as to the matters set forth in Exhibit J-2 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(x)            a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower or any other Loan Party and the validity against the Borrower or such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xi)           a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since February 29, 2004 that has had or could be reasonably expected to have, either individually or in the aggregate, a Nu-Gro Material Adverse Effect;

(xii)          certificates attesting to the Solvency of the Borrower and its Subsidiaries taken as a whole, before and after giving effect to the Nu-Gro Transaction, from its Chief Financial Officer;

(xiii)         reasonably satisfactory evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the endorsements of insurance required by the terms of the Security Agreement;

(xiv)        a notice of borrowing or notice of letter of credit issuance, as applicable, relating to the initial Credit Extension;

(xv)         reasonably satisfactory evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released; and

(xvi)        (A) unaudited consolidated financial statements of Nu-Gro and its Subsidiaries for any quarterly periods ended since December 31, 2003 for which such statements are available, and a pro forma balance sheet, income statement and statement of cash flows as to the Company and its subsidiaries as of the end of and for the most recent four fiscal quarter period ended at least 45 days prior to the Closing Date, in each case adjusted to give effect to the consummation of the Nu-Gro Acquisition as if the Nu-Gro Acquisition, (x) with respect to the pro forma balance sheet, had occurred on such date, and (y) with respect to the pro forma income statement and pro forma statement of cash flows, had occurred on the first day of such four fiscal quarter period and (B) the forecasts dated February 26, 2004 prepared by management of the Borrower of balance sheets, income statements and cash flow statements for each month for the first twelve months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date for the term of the Facilities.

(xvii)       certified copies of the Nu-Gro Acquisition Documents duly executed by the parties thereto, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b)           (i) The Acquisition shall be consummated simultaneously with the initial Credit Extension in accordance with applicable Law (including the requisite approval by 66 2/3% of Nu-Gro’s shareholders attending Nu-Gro’s shareholders’ meeting held for such purpose and the requisite court approval) and in accordance with the terms of the Arrangement Agreement and (ii) the U.S. Reorganization shall have been consummated simultaneously with the initial Credit Extension.

(c)           The Administrative Agent shall be reasonably satisfied that there has been no material adverse change (from the standpoint of the Lenders) in the pro forma capital and ownership structure and the shareholder arrangements of the Borrower and each of the Guarantors since February 29, 2004 (other than as to be effected pursuant to the Nu-Gro Transaction).

(d)           There shall not have occurred an adverse change of $1,000,000 or more in the business, operations (including results of operations), assets, properties, capital or condition (financial or otherwise) of Nu-Gro and its Subsidiaries, taken as a whole, since September 30, 2003.

(e)           All governmental, shareholder and material third party consents and approvals (including, without limitation, Hart-Scott-Rodino clearance and Competition Act (Canada) and Investment Canada Act approvals, if applicable) necessary in connection with the Nu-Gro Transaction shall have been obtained and shall remain in effect; all applicable waiting periods in connection with the Nu-Gro Transaction shall have expired without any action being taken by any Governmental Authority, that could restrain, prevent or impose materially adverse conditions upon the Borrower and its Subsidiaries or that could seek or threaten any of the foregoing in any material respect, and no Law shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(f)            There shall exist no action, suit, investigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened before any Governmental Authority or arbitrator that could be reasonably be expected to have a Nu-Gro Material Adverse Effect.

(g)           All Loans made by the Lenders to the Borrower shall be in full compliance with the Federal Reserve’s margin regulations.

(h)           The Lenders shall be satisfied that the amount, terms, conditions and holders of all intercompany Indebtedness (it being understood that intercompany indebtedness contemplated by the Nu-Gro Transaction and described to the Lead Arrangers prior to February 29, 2004 is acceptable) and all Indebtedness and other material liabilities owing to third parties to be outstanding on and after the Closing Date (including, for the avoidance of doubt, those of Nu-Gro and its Subsidiaries) are not materially and adversely different from those in effect on February 29, 2004, except for those changes that relate to the Nu-Gro Transaction.

(i)            All fees required to be paid on or before the Closing Date (including the fees and expenses of counsel to the Administrative Agent) shall have been paid.

4.02         Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.06 shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.13(b) and (c).

(b)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)           The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Representations and Warranties.  Each of Holdings and the Borrower hereby represents and warrants as follows:

5.01         Existence, Qualification and Power.  Each of the Loan Parties and each of their Subsidiaries (a) are corporations, limited partnerships or limited liability companies duly organized and validly existing under the laws of the jurisdictions of their respective organization and are in good standing under the laws of such jurisdiction and (b) are duly qualified as foreign corporations, limited partnerships or limited liability companies and are in good standing in each other jurisdiction in which the ownership, lease or operation of their respective property and assets or the conduct of their respective businesses require them to so qualify or be licensed, except, solely in the case of this clause (b), where the failure to so qualify or be licensed or to be in good standing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Each of the Loan Parties and each of their Subsidiaries have all of the requisite power and authority, and the legal right, to own or lease and to operate all of the property and assets they purport to own, lease or operate and to conduct all of their respective businesses as now conducted.  Each of the Loan Parties has all of the requisite power and authority, and the legal right, to execute and deliver each of the Loan Documents to which it is a party, to perform all of its obligations hereunder and thereunder and to consummate the Nu-Gro Transaction, the Holding Company Event (if and when consummated) and all of the other transactions contemplated hereby and thereby.

5.02         Capitalization.  Set forth on Schedule 5.02 hereto is a complete and accurate list of all of the Subsidiaries of the Borrower as of the date of this Agreement showing, as to each such Subsidiary, the correct legal name thereof, the type of entity, the jurisdiction of its organization, the number and type of each class of its Equity Interests authorized and the number outstanding, and the percentage of each such class of its Equity Interests outstanding on such date that are owned by any of the Loan Parties.  As of the date of this Agreement, all of the outstanding Equity Interests in each of the Subsidiaries of the Borrower are owned directly or indirectly by one or more of the Loan Parties, free and clear of all Liens, except those created under the Collateral Documents.  All of the outstanding Equity Interests in the Borrower and each of its Subsidiaries have been validly issued and are fully paid and nonassessable.

5.03         Authorization; No Contravention.  The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents and the Nu-Gro Acquisition Documents to which it is a party, and the consummation of the Nu-Gro Transaction, the Holding Company Event (if and when consummated) and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary action (including, without limitation, all necessary shareholder, partner, member or other similar action) and do not:

(a)           contravene the Constitutive Documents of such Loan Party;

(b)           violate any Requirement of Law;

(c)           conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust, lease, instrument, contract or other agreement binding on or affecting such Loan Party or any of its Subsidiaries or any of their respective property or assets in a manner which could reasonably be expected to have a Material Adverse Effect; or

(d)           except for the Liens created under the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of such Loan Party or any of its Subsidiaries.

Neither any of the Loan Parties nor any of their respective Subsidiaries is in violation of any Requirement of Law or in breach of any loan agreement, indenture, mortgage, deed of trust, lease, instrument, contract or other agreement referred to in the immediately preceding sentence, the violation or breach of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.04         Governmental Authorization; Other Consents.  Each of the Loan Parties and each of their Subsidiaries own or possess all of the Governmental Authorizations that are necessary to own or lease and operate their respective property and assets and to conduct their respective businesses as now conducted, except where and to the extent that the failure to obtain or maintain in effect any such Governmental Authorization, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Neither any of the Loan Parties nor any of their Subsidiaries has received any notice relating to or threatening the revocation, termination, cancellation, denial, impairment or modification of any such Governmental Authorization, or is in violation or contravention of, or in default under, any such Governmental Authorization that in any case could reasonably be expected to have a Material Adverse Effect.  No Governmental Authorization and no consent, approval or authorization of, or notice to or filing with, or other action by, any other Person is required for:

(a)           the due execution, delivery or performance by any of the Loan Parties of any of the Loan Documents or the Nu-Gro Acquisition Documents to which it is a party, or for the consummation of any aspect of the Nu-Gro Transaction;

(b)           the grant by any of the Loan Parties of the Liens granted by it pursuant to the Collateral Documents;

(c)           the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof);

(d)           the exercise by any of the Agents or any of the Lenders of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents; or

(e)           the consummation of the Holding Company Event (if and when consummated),

except for the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and, in the case of the Nu-Gro Transaction and the Holding Company Event (if and when consummated), those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.  All applicable waiting periods in connection with each aspect of the Nu-Gro Transaction have expired without any action having been taken by any competent Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Loan Parties and their Subsidiaries or that could seek or threaten any of the foregoing in any material respect.

5.05         Enforceability.  This Agreement has been, and each of the Notes and each of the other Loan Documents when delivered hereunder will have been, duly executed and delivered by each of the Loan Parties party thereto.  This Agreement is, and each of the Notes and each of the other Loan Documents when delivered hereunder will be, the legal, valid and binding obligations of each of the Loan Parties party thereto, enforceable against such Loan Party in accordance with their respective terms, except to the extent such enforceability may be limited by the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

5.06         Financial Statements; No Material Adverse Effect.  (a)  The balance sheets of the Borrower as of December 31, 2001, December 31, 2002 and December 31, 2003, and the related statements of income, stockholders’ equity and cash flow of the Borrower for the Fiscal Years then ended, in each case including the schedules and notes thereto and accompanied by an opinion of PricewaterhouseCoopers LLP, the independent auditors of the Borrower, copies of all of which have been furnished to the Lenders, fairly present in all material respects the financial condition of the Borrower as at such dates and the results of operations and cash flow of the Borrower for the respective periods ended on such dates.

(b)           The balance sheets of Nu-Gro as of September 30, 2001, September 30, 2002 and September 30, 2003, and the related statements of income, stockholders’ equity and cash flow of Nu-Gro for the Fiscal Years then ended, and the balance sheet of Nu-Gro as of December 31, 2003, and the related statements of income, stockholders’ equity and cash flow of Nu-Gro for the three-month period then ended, in each case including the schedules and notes thereto (if any) and accompanied by an opinion of Ernst & Young LLP, the independent auditors of Nu-Gro, copies of all of which have been furnished to the Lenders, fairly present in all material respects (subject, solely in the case of such financial statements of Nu-Gro as of and for the three-month period ended December 31, 2003, to normal year-end audit adjustments and the absence of footnotes) the financial condition of Nu-Gro as at such dates and the results of operations and cash flow of Nu-Gro for the respective periods ended on such dates.

(c)           All of the financial statements referred to (i) in clause (a) above, including the schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the respective periods covered thereby, except as noted therein and (ii) in clause (b) above, including the schedules and notes thereto, have been prepared in accordance with Canadian GAAP applied consistently throughout the respective periods covered thereby, except as noted therein.  As of the Closing Date, neither the Borrower nor Nu-Gro has any material indebtedness or other material fixed or contingent liabilities, material liabilities for taxes, unusual forward or long-term material commitments or anticipated material losses from any unfavorable commitments, in each case that are required by GAAP to be disclosed, except as otherwise permitted hereunder.

(d)           Since February 29, 2004, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.07         Projections.  The forecasted Consolidated balance sheets and statements of income or operations, stockholders’ equity and cash flow of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Section 4.01(a)(xvi) or 6.13(e) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time made, and represented, at the time of delivery thereof to the Lenders, the Borrower’s reasonable estimate of its future financial performance (although the actual results during the periods covered by such forecasts may differ from the forecasted results).

5.08         Accuracy of Information.  All of the written information (other than financial projections and pro forma information) furnished by or on behalf of any of the Loan Parties or any of their Subsidiaries to any of the Agents or any of the Lenders or any of their representatives or advisors in connection with the Loan Documents or the Nu-Gro Acquisition Documents or any aspect of the Nu-Gro Transaction or any of the other transactions contemplated hereby or thereby, considered as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances in which any such statements were made, not materially misleading.

5.09         Litigation.  There is no action, suit, litigation, arbitration or proceeding pending or, to the knowledge of the Borrower, threatened (and, to the knowledge of the Borrower, there is no investigation pending or threatened) against or affecting any of the Loan Parties or any of their Subsidiaries or any of the property or assets thereof in any court or before any arbitrator or by or before any Governmental Authority of any kind that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.10         Collateral; Liens.  Each of the Loan Parties is the legal and beneficial owner of the Collateral purported to be owned thereby under the Collateral Documents, free and clear of all Liens, except for the liens and security interests created or permitted under the Loan Documents.  The Collateral Documents, together with the filing of appropriate Uniform Commercial Code financing statements in favor of the Administrative Agent, on behalf of the Secured Parties, the possession of the certificates evidencing the Equity Interests in the Subsidiaries of the Borrower (or upon consummation of the Holding Company Event, the Subsidiaries of Holdings) comprising part of the Collateral and the taking of any other actions described in the Collateral Documents, create valid and perfected first priority liens on and security interests in the Collateral (subject to the liens and security interests permitted under Section 7.01) in favor of the Administrative Agent, for the benefit of the Secured Parties, securing the payment of the Secured Obligations.  Certificates (if applicable as to any Subsidiary) representing all of the Equity Interests in the Subsidiaries of the Loan Parties that are purported to comprise part of the Collateral have been delivered to the Administrative Agent as required under the terms of the Collateral Documents, together with undated stock powers or other appropriate powers duly executed in blank; all filings and other actions necessary to perfect and protect the liens and security interests of the Administrative Agent in the Collateral have been duly made or taken and are in full force and effect or will be duly made or taken in accordance with the terms of the Loan Documents; and all filing fees and recording taxes have been paid in full.

5.11         Intellectual Property.  Each of the Loan Parties and each of their Subsidiaries own or have the legal right to use all of the patents, licenses, franchises, copyrights, service marks, trademarks, trade secrets and trade names (collectively, “IP Rights”) that are necessary to own or lease and operate their respective property and assets and to conduct their respective businesses as now conducted, without known conflict with the rights of any other Person except to the extent the failure to so own or possess any such IP Right (or such conflict pertaining thereto) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No action, suit, litigation, arbitration or proceeding is pending or, to the knowledge of the Borrower, threatened (and, to the knowledge of the Borrower, no investigation is pending or threatened) challenging the use by any of the Loan Parties or any of their Subsidiaries of any such IP Right or the validity or effectiveness thereof, except for any such action, suit, investigation, litigation, arbitration or proceeding that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.12         Margin Stock.  Neither any of the Loan Parties nor any of their respective Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 207)).  None of the proceeds of any Borrowing or the drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

5.13         Investment Company Act, Etc.  Neither any of the Loan Parties nor any of their Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” (each as defined in the Investment Company Act of 1940, as amended).  None of the making (or deemed making) of any Borrowing, the issuance (or deemed issuance) of any Letter of Credit or the application of the proceeds therefrom, or the repayment of any Borrowing by the Borrower, or the consummation of the Nu-Gro Transaction, or the Holding Company Event (if and when consummated) or any of the other transactions contemplated hereby, will violate any provision of the Investment Company Act of 1940, as amended, or any rule, regulation or order of the Securities and Exchange Commission thereunder.

5.14         Solvency.  The Borrower is, individually and together with its Subsidiaries, taken as a whole, Solvent.

5.15         Labor Matters.  Except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending or, to the knowledge of the Borrower, threatened against any of the Loan Parties or any of their Subsidiaries by or before any Governmental Authority, and no grievance or arbitration proceeding pending or, to the knowledge of the Borrower, threatened against any of the Loan Parties or any of their Subsidiaries which arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or, to the knowledge of the Borrower, threatened against any of the Loan Parties or any of their Subsidiaries and (c) to the knowledge of the Borrower, no union representation question existing with respect to the employees of any of the Loan Parties or any of their Subsidiaries and no union organizing activity taking place with respect to any of the employees of any of them.

5.16         ERISA Matters.  No ERISA Event has occurred or could reasonably be expected to occur that, either individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.  Schedule B (Actuarial Information) to the most recent annual report (Form 5500 series) for each of the Pension Plans, copies of which have been filed with the Internal Revenue Service and furnished or made available to the Lenders, is complete and accurate and fairly presents in all material respects the funding status of such plan at such time; and, to the knowledge of the Loan Parties, since the date of such Schedule B, there has been no material adverse change in the funding status of such plan.  Neither any of the Loan Parties nor any of the ERISA Affiliates (i) has incurred any Withdrawal Liability to any Multiemployer Plan in excess of $1,000,000 or (ii) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the best knowledge of the Loan Parties and the ERISA Affiliates, no such Multiemployer Plan could reasonably be expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

5.17         Environmental Compliance.  (a)  The operations and properties of each of the Loan Parties and each of their Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits; all past noncompliance with such Environmental Laws and Environmental Permits has been resolved without any material ongoing obligations or costs; all Environmental Permits that are necessary for the operations or properties of any of the Loan Parties or any of their Subsidiaries have been obtained and are in full force and effect, except where and to the extent that the failure to obtain or maintain in full force and effect any such Environmental Permit, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and no circumstances exist that, either individually or in the aggregate, could reasonably be expected to (i) form the basis of an Environmental Action against any of the Loan Parties or any of their Subsidiaries or any of the properties thereof that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy or use or on the transferability of such property that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)           Except as disclosed in Schedule 5.17, (i) none of the properties owned or operated by any of the Loan Parties or any of their Subsidiaries is listed or, to the actual knowledge of the Borrower, is proposed for listing on the NPL or on the CERCLIS or any analogous state or local list; and (ii) except as, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (A) there are no, and never have been any, underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property owned or operated by any of the Loan Parties or any of their Subsidiaries or, to the knowledge of the Borrower, on any property formerly owned or operated by any of the Loan Parties or any of their Subsidiaries, (B) there is no asbestos or asbestos-containing material on any property owned or operated by any of the Loan Parties or any of their Subsidiaries and (C) Hazardous Materials have not been released, discharged or disposed of on any property owned or operated by any of the Loan Parties or any of their Subsidiaries.

(c)           Except as disclosed in Schedule 5.17, neither any of the Loan Parties nor any of their Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that, either individually or in the aggregate, could reasonably be expected to result in the Borrower or any of its Subsidiaries incurring Environmental Liability that could reasonably be expected to result in a Material Adverse Effect.

5.18         Taxes.  (a)  Each of the Loan Parties and each of their Subsidiaries have filed all federal and material state tax returns, reports and statements, and all other material tax returns, reports and statements, required to be filed and have paid or caused to be paid all federal and material state and other taxes, assessments, levies, fees and other charges shown thereon (or on any assessments received by any such Person or of which any such Person has been notified) to be due and payable, together with applicable interest and penalties, except for any such taxes, assessments, levies, fees and other charges (i) the amount, applicability or validity of which is being contested in good faith and by appropriate proceedings diligently conducted and with respect to which the applicable Loan Party or Subsidiary or Affiliate of a Loan Party, as the case may be, has established appropriate and adequate reserves in accordance with GAAP or (ii) with respect to which the failure to make such filing or payment could not reasonably be expected to have a Material Adverse Effect.

(b)           Set forth on Schedule 5.18 hereto is a complete and accurate list, as of the date of this Agreement, of each of the Open Years of each of the Loan Parties and each of their Subsidiaries.  No issues have been raised by the Internal Revenue Service in respect of Open Years of any of the Loan Parties or any of their Subsidiaries or by any such foreign, state or local taxation authorities or other Governmental Authorities that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither any of the Loan Parties nor any of their Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the assessment, reassessment, payment or collection of taxes of any Loan Party or any such Subsidiary, or is aware of any circumstances that would cause the taxable years or other taxable periods of any Loan Party or any such Subsidiary to no longer be subject to the normally applicable statute of limitations.

5.19         Real Estate.  Set forth on (i) Part A of Schedule 5.19 hereto is a complete and accurate list as of the date of this Agreement or as of the date of the most recent amendment, supplement or other modification to Schedule 5.19 hereto (pursuant to Section 6.13(f)) of all real property owned by the Borrower or any of its Subsidiaries, showing as of such date, the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof and (ii) Part B of Schedule 5.19 hereto is a complete and accurate list as of the date of this Agreement or as of the date of the most recent amendment, supplement or other modification to Schedule 5.19 hereto (pursuant to Section 6.13(f)) of all leases of real property under which any of the Loan Parties or any of their Subsidiaries is the lessee, showing as of such date, the street address, state, lessor and lessee thereof.  The Borrower and each of its Subsidiaries have good and indefeasible fee simple title to all of the real property set forth on Part A of Schedule 5.19 hereto, free and clear of all Liens other than Liens created or permitted under the Loan Documents, except for any such real property that has been sold, leased, transferred or otherwise disposed of in accordance with the terms of the Loan Documents.  All of the leases referred to on Schedule 5.19 hereto are valid and subsisting and in full force and effect, unless such lease has lapsed, terminated or been canceled in accordance with the terms of the Loan Documents, except where failure of such leases to be valid and subsisting and in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
AFFIRMATIVE, REPORTING AND FINANCIAL COVENANTS

Until the Termination Date, each of Holdings and the Borrower will, at all times:

6.01         Compliance with Laws, Maintenance of Governmental Authorizations, Etc.  (a) Comply, and cause each of its Subsidiaries to comply, with all applicable Requirements of Law, such compliance to include, without limitation, compliance with ERISA, with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L.107-57 and all other laws and regulations relating to money laundering and terrorist activities except to the extent the failure of such Person to comply with any of the foregoing could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) except as provided in Section 6.05, obtain and maintain in effect all Governmental Authorizations that are necessary (i) to own or lease and operate their respective property and assets and to conduct their respective businesses as now conducted, except where and to the extent that the failure to obtain or maintain in effect any such Governmental Authorization, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (ii) for the due execution, delivery or performance by the Borrower or any of its Subsidiaries of any of the Loan Documents to which it is a party, or for the consummation of any aspect of the Transaction or any of the other transactions contemplated hereby and thereby.  This Section 6.01 shall not apply to compliance with Environmental Laws or Environmental Permits (which are the subject of Section 6.03).

6.02         Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, to the extent due and payable and before the same shall become delinquent, (a) all material taxes, assessments, reassessments, levies and other governmental charges imposed upon it or upon its property, assets or income and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property and assets or any part thereof; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, reassessment, levy, charge or claim (i) the amount, applicability or validity of which is being contested in good faith and by proper proceedings diligently conducted and as to which appropriate and adequate reserves are being maintained by the Borrower or its applicable Subsidiary in accordance with GAAP and (ii) except, in each case, to the extent that the failure to pay or discharge which tax, assessment, reassessment, levy, charge or claim could not, individually or when aggregated with all other unpaid amounts of a type referred to in this Section 6.02, reasonably be expected to have a Material Adverse Effect.

6.03         Compliance with Environmental Laws.  (a) Comply (and use commercially reasonable efforts to require that all lessees and other Persons operating or occupying any of the Subsidiaries’ properties to comply), and cause each of its Subsidiaries to comply (and to use commercially reasonable efforts to require all lessees and other Persons operating or occupying any of the Subsidiaries’ properties to comply), in all material respects, with all Environmental Laws and the Environmental Permits applicable to such Person or its operations or properties; (b) obtain and renew, and cause each of its Subsidiaries to obtain and renew, all of the Environmental Permits necessary for the ownership or operation of their respective properties or the conduct of their respective businesses as now conducted and as proposed to be conducted; and (c) conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling or testing, and undertake, and cause each of its Subsidiaries to undertake, any cleanup, removal, remedial or other action, necessary to remove and clean up releases of the Hazardous Materials from any of its properties in accordance with the requirements of all applicable Environmental Laws, except, in the case of clause (b) or (c) of this Section 6.03, where the failure to obtain or renew any such Environmental Permit, to conduct any such investigation, study, sampling or testing or to undertake any such cleanup, removal, remedial or other action, either individually or in the aggregate, could not reasonably be expected (i) to have a Material Adverse Effect or (ii) to subject any Loan Party or any of its Subsidiaries to any criminal penalty or liability or (iii) to subject the Administrative Agent or any of the Lenders to any criminal penalty or liability or (except for nonmaterial fines for which the Administrative Agent or such Lender is fully indemnified under Section 10.05) any civil penalty or liability; provided, however, that no Loan Party nor any of their Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action otherwise required under this Section 6.03 to the extent that the amount, applicability or validity thereof is being contested in good faith and by proper proceedings diligently conducted and appropriate and adequate reserves are being maintained by such Loan Party or such applicable Subsidiary with respect to such circumstances in accordance with GAAP.

6.04         Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance for their respective properties, assets and businesses with financially sound and reputable insurance companies or associations and of such types (including, without limitation, insurance against theft and fraud and against loss or damage by fire, explosion or hazard of or to property and general public liability insurance), in such amounts and with such deductibles, covering such casualties and contingencies and otherwise on such terms as are at least as favorable as those usually carried by companies of established reputations engaged in similar businesses and owning similar properties and assets in the same general areas in which the Borrower or its applicable Subsidiary operates or as may otherwise be required by applicable Requirements of Law; provided, however, that each Loan Party and their Subsidiaries may effect workers’ compensation insurance or similar coverage with respect to their respective operations in any particular jurisdiction through an insurance fund operated by such jurisdiction or by meeting the self-insurance requirements of such jurisdiction so long as the Borrower, Holdings or such Subsidiary establishes and maintains appropriate and adequate reserves therefor in accordance with GAAP.

6.05         Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its legal existence, organization, rights (statutory and pursuant to its Constitutive Documents), permits, licenses, approvals, privileges and franchises; provided, however that the Borrower and its Subsidiaries (i) may consummate any merger or consolidation otherwise permitted under Section 7.03 and (ii) may amend, supplement or otherwise modify their rights under their respective Constitutive Documents to the extent otherwise permitted under Section 7.12; and provided further, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the loss thereof, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.06         Visitation Rights.  At any reasonable time and from time to time, permit any of the Agents or any of the Lenders, or any agents or representatives thereof (so long as such agents or representatives are or agree to be bound by the provisions of Section 10.08), to examine and make copies of and abstracts from the records and books of account of, and to visit the properties of, the Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and/or any of its Subsidiaries with any of their officers or directors and with their independent auditors; provided, that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.06 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time and from time to time without limitation and without advance notice, except that any such visits shall be done during normal business hours.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

6.07         Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account in which full and accurate entries shall be made of all of the financial transactions and the property, assets and businesses of the Borrower and each of its Subsidiaries (including, without limitation, the establishment and maintenance of adequate and appropriate reserves) in accordance with GAAP.

6.08         Maintenance of Properties, Etc.  (a)  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that, either individually or in the aggregate, are necessary in the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, and (b) make, and cause each of its Subsidiaries to make, from time to time, all repairs, renewals, additions, replacements, betterments and improvements of such properties in accordance with prudent industry practice.

6.09         Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or to be terminated or any rights to renew such leases to be forfeited or canceled, in each case except to the extent that such nonperformance, lapse, termination, forfeiture or cancellation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.10         Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, directly or indirectly, all transactions or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower (or upon consummation of the Holding Company Event, Holdings) or any of its Subsidiaries than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate thereof, other than:

(a)           the performance by the Borrower and its Subsidiaries of its obligations under the Nu-Gro Acquisition Documents, in each case as in effect on the Closing Date or as the same may be amended pursuant to Section 7.14;

(b)           the payment of management fees to the Sponsor pursuant to the terms of the Professional Services Agreement, as in effect on the Closing Date, in an aggregate amount not to exceed $1,000,000 in any Fiscal Year;

(c)           the payment of nonrecurring transaction fees to the Sponsor in connection with any purchase or other acquisition of a Person, substantially all or all of the assets of a Person or a line of business or division of a Person by any Loan Party or any of their Subsidiaries in an amount not to exceed 1% of the total consideration being paid by such Loan Party and its respective Subsidiaries for such purchase or other acquisition, such fee, in each case, to be payable in full upon the consummation of the related purchase or other acquisition;

(d)           any transaction or series of related transactions solely between or among (i) Holdings or the Borrower, on the one hand, and one or more of the Restricted Subsidiaries on the other hand, (ii) one or more of the Restricted Subsidiaries, or (iii) one or more of the Unrestricted Subsidiaries, on the one hand, and Holdings, the Borrower or any Restricted Subsidiary, on the other hand, in the case of this clause (iii) to the extent such transaction or series of related transactions is not otherwise prohibited under the terms of the Loan Documents;

(e)           equity issuances by Holdings not prohibited by this Agreement;

(f)            customary fees may be paid to any directors of Holdings and reimbursement may be made of reasonable out-of-pocket costs of the directors of Holdings;

(g)           each Loan Party and their respective Subsidiaries may enter into employment and severance arrangements with their respective officers and employees in the ordinary course of business;

(h)           each Loan Party and their respective Subsidiaries may perform obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business and not otherwise prohibited hereunder;

(i)            each Loan Party and their respective Subsidiaries may maintain benefit programs or arrangements for their respective employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business and not otherwise prohibited hereunder;

(j)            each Loan Party and their respective Subsidiaries may make payments pursuant to any customary tax sharing arrangement among the Borrower (or upon the consummation of the Holding Company Event, Holdings) and its Subsidiaries entered into in the ordinary course of business; and

(k)           each Loan Party and its respective Subsidiaries may make loans and advances to its respective employees, officers and directors to the extent permitted under Article VII.

6.11         Covenant to Give Security.  (a)  Upon (i) the request of the Administrative Agent following the occurrence and during the continuance of a Default under Section 8.01(a) or 8.01(f) or an Event of Default, (ii) the formation or acquisition of one or more new direct or indirect Subsidiaries by any Loan Party or (iii) the purchase or other acquisition of any real property or any personal property by any Loan Party with a value in excess of $2,500,000 in any single transaction or series of related transactions, which property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a valid and perfected lien and security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, the Borrower shall, in each case at its own expense:

(A)          within thirty (30) days after such request or purchase or other acquisition, or such longer period, up to an additional thirty (30) days, as the Administrative Agent may agree, furnish to the Administrative Agent a description of such real and personal properties of each of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Administrative Agent;

(B)           in connection with the formation or acquisition of a Subsidiary, within thirty (30) days after such formation or acquisition or such longer period, not to exceed an additional sixty (60) days, as the Administrative Agent may agree in its sole discretion, (A) cause each such Subsidiary that is not a Foreign Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a Guaranty or Guarantee Supplement, guaranteeing the other Loan Parties’ obligations under the Loan Documents, (B) deliver (or cause such direct and indirect parent to deliver) certificates (if any) representing the Pledged Interests of such Subsidiary accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt of such Subsidiary indorsed in blank to the Administrative Agent, together with, if requested by the Administrative Agent, Security Agreement Supplements with respect to the pledge of any Equity Interests or Indebtedness, provided, that no more than 66% of the voting Equity Interests of any first-tier Foreign

Subsidiary shall be required to be pledged as Collateral, (C) duly execute and deliver, and cause each such Subsidiary to duly execute and deliver, to the Administrative Agent mortgages, collateral assignments, Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all of the Obligations of the applicable Loan Party or Subsidiary of a Loan Party, as the case may be, under and in respect of the Loan Documents and constituting liens on and security interests in all such real and personal properties and (D) duly execute and deliver, and cause each such Subsidiary to duly execute and deliver, Guarantee Supplements;

(C)           within thirty (30) days after such request or purchase or other acquisition, or such longer period, not to exceed an additional sixty (60) days, as the Administrative Agent may agree in its sole discretion, take, and cause each such Subsidiary that is not a Foreign Subsidiary to take, whatever action (including, without limitation, the recording of Mortgages, the filing of Uniform Commercial Code financing statements and IP Security Agreements, the giving of notices and the endorsement of notices on title documents) may be necessary or in the reasonable opinion of the Administrative Agent advisable to vest in the Administrative Agent (or in any co-agent, sub-agent or other representative of the Administrative Agent designated by it) valid and subsisting Liens on the real and personal properties purported to be subject to the Mortgages, collateral assignments, Security Agreement Supplements and security agreements delivered pursuant to this Section 6.11, enforceable against all third parties in accordance with their terms;

(D)          within thirty (30) days after the request of the Administrative Agent (or such longer period, not to exceed an additional sixty (60) days, as the Administrative Agent in its sole discretion may permit), deliver to the Administrative Agent a signed copy of opinions of counsel for the applicable Loan Parties, addressed to the Administrative Agent and the other Secured Parties and reasonably acceptable to the Administrative Agent, as to the matters contained in subclauses (A), (B) and (C) of this Section 6.11, as to such mortgages, collateral assignments, Security Agreement Supplements and security agreements being legal, valid and binding obligations of each of the Loan Parties party thereto, enforceable against such Loan Party in accordance with their terms, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid and perfected liens on and security interests in such real and personal properties, and as to such other matters as the Administrative Agent may reasonably request;

(E)           as promptly as practicable after the reasonable request of the Administrative Agent, deliver to the Administrative Agent with respect to each parcel of real property owned by the Loan Party or the Subsidiary of the Loan Party (other than a Foreign Subsidiary) that is the subject of such request, title reports, surveys and engineering, soils and other reports, and Phase I environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any of the Loan Parties or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent;

(F)           upon the occurrence and during the continuance of a Default under Section 8.01(a) or 8.01(f) or an Event of Default, promptly execute and deliver, and cause each of its Subsidiaries to promptly execute and deliver, any and all instruments and take, and cause each of its Subsidiaries to take, any and all such other actions as may be necessary or as the Administrative Agent may deem reasonably desirable in order to obtain and maintain from and after the time any dividend or other distribution is paid or payable by any of the Subsidiaries of any Loan Party a valid and perfected first priority lien on and security interest in such dividend or other distribution; and

(G)           at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as may be necessary or as the Administrative Agent may deem reasonably desirable in obtaining the full benefits of, or in perfecting and preserving the Liens created under, such Mortgages, collateral assignments, Security Agreement Supplements and security agreements.

(b)           Notwithstanding anything to the contrary in Section 6.11(a), the Administrative Agent shall not take or perfect, as the case may be, a security interest in those assets (and shall not request the preparation of surveys, soil reports and environmental site assessments) as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax, or of obtaining surveys, soil reports or environmental site assessments not already available at such time) are excessive in relation to the benefit to the Secured Parties of the security or information afforded thereby.

6.12         Further Assurances.  Promptly upon the request of the Administrative Agent, or any of the Lenders through the Administrative Agent, at any time and from time to time, (a) correct, and cause each of its Subsidiaries to promptly correct, any defect or error that may be discovered in any of the Loan Documents or in the execution, acknowledgment, filing or recordation thereof and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, collateral assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments and take such further actions, and cause each of its Subsidiaries promptly to do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, collateral assignments, financing statements and continuations thereof, termination statements, notices of collateral assignments, transfers, certificates, assurances and other instruments and take such further action, as may be necessary or as the Administrative Agent, or any of the Lenders through the Administrative Agent, may reasonably request from time to time in order to (i) carry out more effectively the provisions and purposes of the Loan

Documents or assure the Administrative Agent or the Lenders of their rights and interests herein and therein, (ii) to the fullest extent permitted by applicable law, subject any of the Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any of the Loan Documents or under any other instrument executed in connection with any of the Loan Documents to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.13         Reporting Requirements.  Until the Termination Date, the Borrower will furnish to the Administrative Agent:

(a)           Default Notices.  As soon as possible and in any event within three Business Days after the occurrence of each Default or any event, development or occurrence that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default or such event, development or occurrence (including, without limitation, the anticipated effect thereof), the period of time such Default or such event, development or occurrence has existed and been continuing and the action that the Borrower has taken and/or proposes to take with respect thereto.

(b)           Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2004, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and Consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in comparative form, in the case of each such Consolidated balance sheet, the corresponding figures as of the last day of the corresponding period in the immediately preceding Fiscal Year and, in the case of each such Consolidated statement of income or operations, stockholders’ equity and cash flows, the corresponding figures for the corresponding period in the immediately preceding Fiscal Year, all in reasonable detail (it being understood that such financial statements delivered pursuant to this subsection (b) for the Fiscal Quarter ending March 31, 2004 will not contain any information with respect to Nu-Gro and its Subsidiaries).

(c)           Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein the Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income or operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, accompanied by an unqualified opinion or an opinion otherwise reasonably acceptable to the Required Lenders of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, setting forth in comparative form, in the case of each such Consolidated balance sheet, the corresponding figures as of the last day of the immediately preceding Fiscal Year, and, in the case of each such Consolidated statement of income or operations, stockholders’ equity and cash flows, the corresponding figures for the corresponding period in the immediately preceding Fiscal Year, together with (i) a letter from PricewaterhouseCoopers LLP or such independent public accountants of nationally recognized standing stating that, in the course of their regular audit of the Consolidated financial statements of the Borrower and its Subsidiaries, which audit was conducted by such accountants in accordance with generally accepted auditing standards, such accountants have not obtained any knowledge that an Event of Default has occurred and is continuing under Section 6.14 or if, in the opinion of such accountants, an Event of Default has occurred and is continuing under Section 6.14, a statement as to the status and nature thereof and (ii) in the event of any change in the generally accepted accounting principles used by such accountants in the preparation of the Consolidated financial statements of the Borrower and its Subsidiaries referred to above in this Section 6.13(c) from GAAP, such accountants shall also provide a reasonably detailed description of such changes.

(d)           Compliance Certificate.  Commencing for the Fiscal Quarter ending on or about September 30, 2004, together with each delivery to the Administrative Agent of the Consolidated financial statements of the Borrower and its Subsidiaries referred to in Sections 6.13(b) and 6.13(c), a certificate in substantially the form of Exhibit D hereto (each, a “Compliance Certificate”) of a Senior Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent:

(i)            duly certifying that, subject, in the case of any such Consolidated financial statements delivered to the Administrative Agent and the Lenders pursuant to Section 6.13(b), to the absence of footnote disclosure and normal year-end audit adjustments, (A) the Consolidated financial statements of the Borrower and its Subsidiaries delivered with such certificate fairly present in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries as of the last day of such Fiscal Quarter or such Fiscal Year, as the case may be, and the Consolidated results of operations and cash flows of the Borrower and its Subsidiaries for the Fiscal Quarter or the Fiscal Year ended on such date and (B) the Consolidated financial statements of the Borrower and its Subsidiaries delivered with such certificate have been prepared in accordance with GAAP (or a reconciliation statement has been delivered together therewith conforming such Consolidated financial statements to GAAP);

(ii)           duly certifying that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof, the period of time such Default has existed and been continuing and the action that the Borrower has taken and/or proposes to take with respect thereto; provided, that if such Compliance Certificate demonstrates an Event of Default in respect of any covenant contained in Section 6.14, the Equity Investors may deliver, together with such Compliance Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default through capital contributions or the purchase of Equity Interests as contemplated pursuant to subclause (b)(xii) and the final proviso of the definition of “Consolidated EBITDA”; provided further, that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document unless and until such Event of Default has been cured as a result of the action contemplated by such Notice of Intent to Cure or otherwise;

(iii)          setting forth a schedule of the computations used by the Borrower in determining compliance with the covenants contained in Sections 7.07 and 6.14 (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence) and, in the case of any such Consolidated financial statements delivered to the Administrative Agent and the Lenders pursuant to Section 6.13(c), the amount of Excess Cash Flow for the Fiscal Year covered thereby;

(iv)          in the case of any such Consolidated financial statements delivered to the Administrative Agent and the Lenders pursuant to Section 6.13(b), setting forth (A) a description in reasonable detail of all of the changes in the generally accepted accounting principles applied in the preparation of such financial statements from GAAP and (B) a statement of reconciliation, if and to the extent necessary for determining whether any of the changes in the generally accepted accounting principles applied in the preparation of such financial statements would affect the calculation of, or compliance with, Sections 7.07 or 6.14, conforming such Consolidated financial statements to GAAP; and

(v)           commencing upon the occurrence of the Holding Company Event, setting forth a schedule in reasonable detail of the computations used by Holdings in determining compliance with the provisions in Section 7.02(c)(ii).

(e)           Forecasts.  As soon as available and in any event at least 30 days after the first day of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2004, Consolidated forecasts prepared by management of the Borrower of balance sheets and statements of income, stockholders’ equity and cash flows on a quarterly basis for such Fiscal Year in a form reasonably satisfactory to the Administrative Agent and setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year.

(f)            Schedule Updates.  Together with each Compliance Certificate delivered pursuant to Section 6.13(d), amendments and supplements to Schedule 5.19 to this Agreement, Schedules V and VII to the Security Agreement and such other Schedules to any of the Loan Documents as the Administrative Agent shall reasonably request, in each case so as to ensure that, at the time of the delivery of such amendments and supplements, such Schedules are accurate and complete in all material respects as to the subject matter thereof.

(g)           Accountants’ Letters, Etc.  Promptly upon receipt thereof, copies of all final “management recommendation letters” submitted to any Loan Party or any of its Subsidiaries by any independent auditors of such Loan Party or any of its Subsidiaries in connection with each annual audit of its Consolidated financial statements made by such auditors.

(h)           Licenses, Etc.  Promptly and in any event within five Business Days after receipt thereof, notice of any actual, pending or threatened suspension, termination or revocation of any of the Governmental Authorizations of any of the Loan Parties or any of their Subsidiaries, or any enjoinment, barring or suspension of the ability of the or any such Loan Party or Subsidiary to conduct any of its businesses in the ordinary course, in each case, that could reasonably be expected to have a Material Adverse Effect.

(i)            Litigation.  Promptly and in any event within five Business Days after the service upon any Loan Party or any of its Subsidiaries of a pleading, summons or other service of process notifying it of the commencement thereof, notice of all actions, suits, investigations, litigation, arbitrations and proceedings against or affecting such Loan Party or any of its Subsidiaries or any of the property or assets thereof in any court or before any arbitrator or by or before any Governmental Authority of any kind in which there is a reasonable likelihood of an adverse determination and that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and promptly after the occurrence thereof, notice of any adverse change in the status, or in the reasonably anticipated financial effect on such Loan Party or any of its Subsidiaries, of any such action, suit, investigation, litigation, arbitration or proceeding (and, in each case, upon the reasonable request of the Administrative Agent, any other information available to any of the Loan Parties or any of their Subsidiaries with respect to any of the foregoing that would enable the Administrative Agent and the Lenders to more fully evaluate such action, suit, investigation, litigation, arbitration or proceeding, unless the Loan Party or the applicable Subsidiary is precluded from disclosing any such report or statement pursuant to a confidentiality agreement with the applicable Governmental Authority).

(j)            Securities Reports, Etc.  Promptly and in any event within five Business Days after the sending or filing thereof, copies of all proxy statements, financial statements, change reports and other reports that any Loan Party or any of its Subsidiaries sends to its stockholders, partners or members (or equivalent persons thereto), and copies of all regular, periodic and special reports and information forms, and all registration statements, prospectuses and information memoranda, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or with any national or international securities exchange, and copies of all private placement or offering memoranda pursuant to which securities of such Loan Party or Subsidiary that are exempt from registration under the Securities Act are proposed to be issued and sold thereby.

(k)           Creditor Reports.  Promptly after the furnishing or receipt thereof, copies of any statement or report furnished to or received from any other holder of the securities of any Loan Party or any of its Subsidiaries pursuant to the terms of any indenture, loan or credit agreement, receivables purchase agreement or similar agreement of such Loan Party or Subsidiary with amounts outstanding or having commitments to extend credit in an aggregate principal amount of at least $20,000,000 (including, without limitation, any amendments, waivers or consents given or requested in respect thereof and any notices of default, acceleration or redemption delivered thereunder) and not otherwise required to be furnished to the Administrative Agent (for the benefit of the Lenders) pursuant to any other clause of this Section 6.13.

(l)            ERISA Events and ERISA Reports; Plan Terminations, Etc.  (i) Promptly and in any event within 15 days after any of the Loan Parties or any of the ERISA Affiliates knows or has reason to know that any ERISA Event which could reasonably be expected to result in a material liability has occurred, a statement of a Responsible Officer of the Borrower describing such material ERISA Event and the action, if any, that the Borrower, such other applicable Loan Party or such ERISA Affiliate has taken and/or proposes to take with respect thereto, together with materials or information filed or to be filed with any Governmental Authority or any trustee for any Plan as a result of such material ERISA Event; (ii) on the date on which any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information; (iii) promptly and in any event within five (5) Business Days after receipt thereof by any of the Loan Parties or any of the ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan; (iv) promptly following the request of the Administrative Agent, or any of the Lenders through the Administrative Agent, therefor, a copy of the most recent Schedule B (Actuarial Information) to the annual report (Form 5500) with respect to each of the Pension Plans; and (v) promptly and in any event within 15 Business Days after receipt thereof by any of the Loan Parties or any of the ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that could reasonably be expected to be incurred, by such Loan Party or any such ERISA Affiliate in connection with any event described in subclause (v)(A) or (v)(B) of this Section 6.13(l).

(m)          “Reportable Transaction” Notification.  The Borrower shall promptly notify the Administrative Agent of any determination by the Borrower to treat the Loans and/or the related transactions contemplated by this Agreement as a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), and shall provide the Administrative Agent (within five Business Days of such determination) with a duly completed copy of IRS Form 8886 or any successor form.

(n)           Environmental Conditions.  Promptly and in any event within ten Business Days after the assertion or occurrence thereof:

(i)            notice of any condition or occurrence on or arising from any property owned or operated by the Borrower or any of its Subsidiaries that resulted or is alleged to have resulted in noncompliance in any material respect by the Borrower or such Subsidiary with any applicable Environmental Law or Environmental Permit;

(ii)           any condition or occurrence on any property owned or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such property to be subject to any material restrictions on the ownership, occupancy or use thereof or on the transferability of such property by the Borrower or its applicable Subsidiary under any Environmental Law; and

(iii)          the taking of any removal or remedial action involving material costs or liabilities in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law, any Environmental Permit or any Governmental Authority.

All such notices shall describe in reasonable detail the nature of the condition, occurrence, removal or remedial action described therein, the period of time such condition or circumstance has existed and been continuing and, in the case of each such condition or occurrence, the action that the Borrower or its applicable Subsidiary has taken and/or proposes to take with respect thereto.

(o)           Insurance.  As soon as available and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2004, a report summarizing the insurance coverage in effect for the Loan Parties and their respective Subsidiaries, specifying therein the type, carrier, amount, deductibles and co-insurance requirements and expiration dates thereof and containing such additional information as any of the Lenders, through the Administrative Agent, may reasonably request.

(p)           Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, liabilities (actual or contingent), performance, properties or prospects of the Borrower or any of its Subsidiaries as any of the Lenders, through the Administrative Agent, may from time to time reasonably request.

6.14         Financial Covenants.  Until the Termination Date, the Borrower will:

(a)           Total Leverage Ratio.  Maintain a Total Leverage Ratio as of the last day of each Measurement Period set forth below of not more than the amount set forth below for each Measurement Period set forth below:

For Each Measurement Period Ending During the Period:	Ratio
From September 30, 2004 through Fiscal Quarter ending March 31, 2005	6.25:1.00
From April 1, 2005 through Fiscal Quarter ending September 30, 2005	6.00:1.00
From October 1, 2005 through Fiscal Quarter ending September 30, 2006	5.50:1.00
From October 1, 2006 through Fiscal Quarter ending September 30, 2007	4.75:1.00
From October 1, 2007 through Fiscal Quarter ending September 30, 2008	4.25:1.00
Each Fiscal Quarter thereafter	3.75:1.00

(b)           Interest Coverage Ratio.  Maintain an Interest Coverage Ratio as of the last day of each Measurement Period set forth below of not less than the amount set forth below for each Measurement Period set forth below:

For Each Measurement Period Ending During the Period	Ratio
From September 30, 2004 through Fiscal Quarter ending September 30, 2005	2.25:1.00
From October 1, 2005 through Fiscal Quarter ending September 30, 2006	2.50:1.00
From October 1, 2006 through Fiscal Quarter ending September 30, 2007	2.75:1.00
From October 1, 2007 through Fiscal Quarter ending September 30, 2008	3.00:1.00
Each Fiscal Quarter thereafter	3.25:1.00

6.15         Post-Closing Matters.  Upon the occurrence of the Holding Company Event, Holdings shall (i) execute and deliver a Holdings Joinder Agreement and Guaranty in substantially the form of Exhibit K hereto (the “Holdings Joinder and Guaranty”) and a

Security Agreement Supplement, (ii) deliver certificates representing the Pledged Interests of Holdings in the Borrower, and (iii) have taken each such other action that would be required in respect of a newly-formed Subsidiary of the Borrower under Section 6.11(a) (without regard to any time period specified therein), including, without limitation, delivery of an opinion of counsel to Holdings on the terms set forth in clause (a)(D) of Section 6.11.

ARTICLE VII
NEGATIVE COVENANTS

Until the Termination Date, neither Holdings nor the Borrower shall, at any time:

7.01         Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its property or assets of any character (including, without limitation, accounts), whether now owned or hereafter acquired, or sign or file or authorize, or permit any of its Subsidiaries to sign or file or authorize, under the Uniform Commercial Code or any similar Requirements of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names Holdings or any of its Subsidiaries as debtor, or sign or authorize, or permit any of its Subsidiaries to sign or authorize, any security agreement authorizing any secured party thereunder to file any such financing statement (or the equivalent thereof), excluding, however, from the operation of the foregoing restrictions:

(a)           Liens created under the Loan Documents;

(b)           Permitted Liens;

(c)           Liens existing on the Closing Date and described on Schedule 7.01 hereto;

(d)           (i) purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such real property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any such real property or equipment to be subject to such Liens, or Liens existing on any such real property or equipment at the time of its acquisition or the completion of its construction or improvement (other than any such Liens created in contemplation of such acquisition, construction or improvement that do not secure the purchase price of such real property or equipment) and (ii) Liens arising in connection with Capitalized Leases; provided, however, that (A) no such Lien under this subclause (d) shall extend to or cover any property or assets other than the real property or equipment being so acquired, constructed or improved and the products and proceeds thereof, (B) such Liens attach concurrently or within 120 days after the acquisition, repair, replacement or improvement (as applicable) of the property subject to such Liens and (C) any Indebtedness secured by such Liens shall otherwise be permitted under Section 7.02(b)(iii);

(e)           Liens upon any of the property and assets (other than any Equity Interests in any Person) existing at the time such property or asset is purchased or otherwise acquired by the Borrower or any of its Subsidiaries; provided that any such Lien was not created in contemplation of such purchase or other acquisition and does not extend to or cover any property or assets other than the property or asset being so purchased or otherwise acquired and the products and proceeds thereof; and provided further that any Indebtedness or other Obligations secured by such Liens shall otherwise be permitted under Section 7.02;

(f)            Liens upon any of the property and assets (other than any Equity Interests in any Person) of a Person and its Subsidiaries existing at the time such Person is merged into or consolidated with any of the Subsidiaries of the Borrower, or otherwise becomes a Subsidiary of the Borrower, in accordance with the terms of the Loan Documents; provided that any such Lien was not created in contemplation of such merger, consolidation or acquisition and does not extend to or cover any property or assets other than property and assets and the products and proceeds thereof of the Person and its Subsidiaries being so merged into or consolidated with the applicable Subsidiary of the Borrower or being acquired by the Borrower or its applicable Subsidiary, as the case may be; and provided further that any Indebtedness or other Obligations secured by such Lien shall otherwise be permitted under Section 7.02;

(g)           deposits made, and letters of credit issued, to secure the performance of Operating Leases of the Borrower and its Subsidiaries in the ordinary course of business; provided that no such Lien shall extend to or cover any property or assets other than such deposit or such letter of credit and the property and assets subject to such Operating Lease, as applicable;

(h)           Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of Operating Leases entered into by the Borrower or any of its Subsidiaries in the ordinary course;

(i)            Liens upon any of the property and assets of the Foreign Subsidiaries to secure Indebtedness otherwise permitted under Section 7.02(b)(vi);

(j)            Liens not otherwise permitted under this Section 7.01 securing obligations of the Borrower and its Subsidiaries in an aggregate amount not to exceed $30,000,000 at any time outstanding;

(k)           the modification, replacement, extension or renewal of any Lien otherwise permitted to be created or to exist under clauses (c), (e), (f) and (j) of this Section 7.01 upon or in the same property and assets theretofore subject thereto; provided that no such extension, renewal or replacement shall extend to or cover any property or assets not theretofore subject to the Lien being extended, renewed or replaced and shall not secure any additional Indebtedness or other Obligations other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien and (B) the proceeds and products thereof; and provided further that any Indebtedness secured by such Liens shall otherwise be permitted under the terms of the Loan Documents; and

(l)            deposits made, and letters of credit issued, to secure the performance of trade contracts of the Borrower and its Subsidiaries in the ordinary course of business.

7.02         Indebtedness.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Indebtedness other than:

(a)           in the case of the Borrower, (i) subject to clause (ii) below, Permitted Subordinated Indebtedness in an aggregate amount not to exceed $20,000,000 at any time outstanding and (ii) in an aggregate amount in excess of $20,000,000 solely to the extent that such excess amounts are applied to prepay the Loans pursuant to Section 2.05(b)(iv); and

(b)           in the case of the Borrower and its Subsidiaries,

(i)            Indebtedness under the Loan Documents;

(ii)           Indebtedness of (A) the Borrower owing to Holdings or any of the Restricted Subsidiaries, (B) any of the Restricted Subsidiaries owing to Holdings or the Borrower or any of the other Restricted Subsidiaries, (C) any of the Unrestricted Subsidiaries owing to Holdings or the Borrower or any of the Restricted Subsidiaries to the extent the Investment in such Unrestricted Subsidiary is otherwise permitted under Section 7.05(d) and (D) any of the Unrestricted Subsidiaries owing to any of the other Unrestricted Subsidiaries; provided that all such intercompany Indebtedness owing by any Loan Party shall be evidenced by a promissory note containing subordination provisions in substantially the form of Exhibit L hereto and such other terms and conditions as shall be reasonably acceptable to the Administrative Agent, which promissory note shall, in each case, to the extent owing to a Loan Party, be pledged as Collateral to the Administrative Agent, on behalf of the Secured Parties, under the applicable Collateral Documents immediately upon the creation thereof;

(iii)          Indebtedness secured by Liens permitted under Section 7.01(d) in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(iv)          Contingent Obligations of Holdings, the Borrower and its Subsidiaries of Indebtedness of the Borrower or such Subsidiary; provided that each such Obligation is not otherwise prohibited under the terms of the Loan Documents;

(v)           Indebtedness comprised of trade payables or other accounts payable to trade creditors incurred in the ordinary course of business to the extent otherwise included in the definition of  “Indebtedness” set forth in Section 1.01;

(vi)          Indebtedness of one or more Foreign Subsidiaries arising in the ordinary course of business in an aggregate principal amount not to exceed $15,000,000 at any time outstanding; provided that all such Indebtedness incurred pursuant to this subclause (b)(vi) shall be nonrecourse in all respects to the property and assets of the Loan Parties and their Subsidiaries (other than one or more of the Foreign Subsidiaries);

(vii)         Indebtedness existing at the time that any property or asset is purchased or otherwise acquired by the Borrower or any of its Subsidiaries, or that any Person (other than the Borrower or any of its Subsidiaries) is merged into or consolidated with any of the Subsidiaries of the Borrower or otherwise becomes a Subsidiary of the Borrower, in accordance with the terms of the Loan Documents; provided that (x) no such Indebtedness shall be incurred in contemplation of any such purchase or other acquisition or any such merger, consolidation or acquisition, (y) such Indebtedness shall be secured, if at all, solely by Liens permitted under Section 7.01(e) or 7.01(f) and (z) the Borrower and its Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 6.14, after giving effect to such Permitted Acquisition and the incurrence or issuance of such Indebtedness;

(viii)        Indebtedness not otherwise permitted under this Section 7.02 in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;

(ix)           endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(x)            Indebtedness extending the maturity of, or refunding, refinancing or replacing, in whole or in part, any Indebtedness incurred under any of subclauses (b)(vii), (b)(xix) and (c)(ii) of this Section 7.02; provided, however, that (A) the aggregate principal amount of such extended, refunding, refinancing or replacement Indebtedness shall not be increased above the principal amount thereof and the premium, if any, payable thereon outstanding immediately prior to such extension, refunding, refinancing or replacement, except by an amount equal to a reasonable premium paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.02, (B) the direct and contingent obligors therefor shall not be changed as a result of or in connection with such extension, refunding, refinancing or replacement, (C) such extended, refunding, refinancing or replacement Indebtedness shall not have a stated maturity date or mandatory redemption date prior to the stated maturity date or mandatory redemption date of the Indebtedness being so extended, refunded, refinanced or replaced, (D) if the Indebtedness being so extended, refunded, refinanced or replaced is subordinated in right of payment or otherwise to the Obligations of the Borrower or any of its Subsidiaries under and in respect of the Loan Documents, such extended, refunding, refinancing or replacement Indebtedness shall be subordinated to such Obligations to at least the same extent, (E) the terms of any such extending, refunding, refinancing or replacement Indebtedness (and of any agreement entered into and of any instrument issued in connection therewith) shall be not be materially less favorable to the Borrower and its Subsidiaries or to the rights or interests of the Lenders than the terms of the Indebtedness being so extended, refunded, refinanced or replaced and (F) immediately before and immediately after giving pro forma effect to any such extension, refunding, refinancing or replacement, no Default shall have occurred and be continuing;

(xi)           Swap Contracts entered into in the ordinary course of business of the Borrower or such Subsidiary for the purpose of hedging against fluctuations in the interest rates, foreign exchange rates or commodities pricing risks; provided that all such Swap Contracts shall be nonspeculative in nature (including, without limitation, with respect to the term and purpose thereof);

(xii)          Indebtedness of Borrower and its Subsidiaries owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, in each case, so long as both immediately prior and after giving effect thereto, (x) no Event of Default shall exist or result therefrom, and (y) the Borrower and its Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 6.14, after giving effect to such Permitted Acquisition and the incurrence or issuance of such Indebtedness;

(xiii)         Indebtedness (other than for borrowed money) subject to Liens permitted under Section 7.01;

(xiv)        Indebtedness representing deferred compensation to employees of Holdings and its Subsidiaries in the ordinary course of business;

(xv)         Indebtedness consisting of promissory notes issued by any Loan Party to their respective current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 7.06;

(xvi)        Indebtedness incurred by Holdings or its Subsidiaries in a Permitted Acquisition or Disposition under agreements providing for the adjustment of the purchase price or similar adjustments, in each case to the extent of such purchase price or similar adjustment;

(xvii)       Indebtedness consisting of obligations of Holdings or its Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Nu-Gro Transaction and Permitted Acquisitions;

(xviii)      Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts and entered into in the ordinary course of business;

(xix)         Indebtedness existing as of the Closing Date and described on Schedule 7.02; and

(xx)          Indebtedness in respect of the Canadian Loan; and

(c)           in the case of Holdings:

(i)            Indebtedness under the Loan Documents;

(ii)           unsecured Indebtedness of Holdings (“Permitted Holdco Debt”) that (A) is not subject to any Guarantee by the Borrower or any Restricted Subsidiary, (B) will not mature prior to the date that is ninety-one (91) days after the scheduled Maturity Date of the Term Facility, (C) has no scheduled amortization or payments of principal, (D) does not permit any payments in cash of interest or other amounts in respect of the principal thereof for at least five (5) years from the date of the issuance or incurrence thereof, (E) has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive than those set forth in the indenture for the Senior Subordinated Notes taken as a whole (other than provisions customary for senior discount notes of a holding company), and (F) contains provisions with respect to paid-in-kind interest which are reasonably satisfactory to the Administrative Agent; provided that any such Indebtedness shall constitute Permitted Holdco Debt only if (i) both before and after giving effect to the issuance or incurrence thereof, no Event of Default shall have occurred and be continuing, (ii) after giving Pro Forma Effect to the issuance or incurrence thereof, the Holdings Total Leverage Ratio shall be less than 5.50:1 and the Total Leverage Ratio shall be less than 3.50:1, and (iii) the Chief Financial Officer of the Borrower shall have delivered an officer’s certificate demonstrating Pro Forma Compliance with the covenants set forth in Section 6.14 in form and substance reasonably satisfactory to the Administrative Agent, it being understood that any capitalized or paid-in-kind interest or accreted principal on such Indebtedness shall not constitute an issuance or incurrence of Indebtedness for purposes of this proviso;

(iii)          Indebtedness permitted pursuant to clauses (b)(ii), (iv), (xiv), (xv), (xvi) and (xvii) above; and

(iv)          Indebtedness owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis so long as, if applicable, Holdings complies with the proviso in Section 7.06(g)(v) (whether or not any Restricted Payment is made to Holdings).

7.03         Mergers, Etc.  Merge into or consolidate with any Person or permit any Person to merge into or consolidate with it, or permit any of its Subsidiaries to do so, except that:

(a)           any of the Subsidiaries of the Borrower may merge into or consolidate with the Borrower; provided that the Borrower is the surviving corporation;

(b)           any of the Subsidiaries of the Borrower may merge into or consolidate with any of the Restricted Subsidiaries; provided that the Person formed by such merger or consolidation is a Restricted Subsidiary;

(c)           any of the Unrestricted Subsidiaries may merge into or consolidate with any of the other Unrestricted Subsidiaries;

(d)           in connection with any Investment permitted by Section 7.05, any of the Subsidiaries of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) if such Subsidiary of the Borrower is a Restricted Subsidiary, the Person formed by such merger or consolidation shall be a Restricted Subsidiary, (ii) if such Subsidiary is a non-wholly owned Domestic Subsidiary, the Person formed by such merger or consolidation shall be a Domestic Subsidiary and (iii) if such Subsidiary is a Foreign Subsidiary, the Person formed by such merger or consolidation shall be a Subsidiary of the Borrower; and provided further that the Person with which such Subsidiary is merging or consolidating is engaged in substantially the same line of business as one or more of the businesses engaged in by the Borrower and its Subsidiaries on the date of this Agreement and those reasonably related or ancillary thereto;

(e)           in connection with any Disposition permitted under Section 7.04(h), any of the Subsidiaries of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

(f)            the Borrower and its Subsidiaries may consummate the Nu-Gro Transaction;

(g)           the Borrower may consummate the Holding Company Event; and

(h)           the Borrower may enter into a merger for the purpose of changing its jurisdiction of incorporation to another jurisdiction located within the United States, provided that (i) if the Borrower is not the continuing or surviving Person, such Person shall assume the obligations and liabilities of the Borrower under the Loan Documents in a manner and pursuant to documents reasonably acceptable to the Administrative Agent and (ii) the Administrative Agent shall have reasonably determined that such merger will not materially and adversely affect the rights and remedies of the Administrative Agent, any Secured Party or any Lender under any of the Loan Documents.

In all cases under this Section 7.03, immediately before and immediately after giving pro forma effect to such merger or consolidation, no Default shall have occurred and be continuing.  In addition, in the case of any merger or consolidation effected pursuant to clause (d), (e) or (h) of this Section 7.03, immediately after giving effect to such merger or consolidation, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 6.14, such compliance to be determined on the basis of the Required Financial Information most recently delivered to the Administrative Agent and the Lenders as though such merger or consolidation had been consummated as of the first day of the fiscal period covered thereby.

7.04         Dispositions.  Dispose of, or permit any of its Subsidiaries to Dispose of, any property or assets (including, without limitation, any Equity Interests of its Subsidiaries), except:

(a)           the Borrower and its Subsidiaries may sell inventory in the ordinary course of business;

(b)           the Borrower and its Subsidiaries may Dispose of property and assets in a transaction otherwise permitted under Section 7.01, Section 7.03 (so long as in the case of clause (d) thereof, such Disposition is permitted pursuant to a different subclause of this Section 7.04), 7.05 or 7.06;

(c)           (i) the Borrower may Dispose of any of its property and assets to any of the Restricted Subsidiaries, (ii) any of the Restricted Subsidiaries may Dispose of any of its property and assets to the Borrower or any of the other Restricted Subsidiaries, (iii) any of the Unrestricted Subsidiaries may Dispose of any of its property and assets for an amount not in excess of Fair Market Value to the Borrower or any of its Restricted Subsidiaries and (iv) any of the Unrestricted Subsidiaries may Dispose of any of its property and assets to any of the Unrestricted Subsidiaries;

(d)           the Borrower and its Subsidiaries may Dispose of any obsolete, damaged or worn out assets that are no longer useful or necessary in the conduct of their businesses and operations in the ordinary course of business;

(e)           leases or subleases or licenses or sublicenses of real property and equipment of the Borrower or any of its Subsidiaries to any Person so long as each such lease or sublease or license or sublicense, as the case may be, shall not interfere in any material respect with the business or operations of the Borrower or any of its Subsidiaries;

(f)            licenses or sublicenses of IP Rights of the Borrower or any of its Subsidiaries in the ordinary course of business;

(g)           the Borrower and its Subsidiaries may Dispose of property and assets not otherwise permitted to be Disposed of pursuant to this Section 7.04 so long as the (A) aggregate net book value of all of the property and assets of the Borrower and its Subsidiaries so Disposed of pursuant to this clause (g) (x) in any single transaction or series of related transactions does not exceed $10,000,000 and (y) in the aggregate for all transactions pursuant to this clause (g) does not exceed $50,000,000 and (B) the gross proceeds from any such Disposition shall be at least equal to the Fair Market Value of the property and assets so Disposed of, determined at the time of such Disposition;

(h)           any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided, that if the transferor in such a transaction is a Loan Party, then (i) the transferee must either be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.05, respectively;

(i)            Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(j)            Dispositions of accounts receivable solely in connection with the collection or compromise thereof;

(k)           transfers of property subject to casualty or condemnation events upon receipt of the Net Cash Proceeds of such event;

(l)            Dispositions by the Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions are permitted; provided, that (i) the Fair Market Value of all property so Disposed of shall not exceed $15,000,000 from and after the Closing Date and (ii) the purchase price for such property shall be paid to the Borrower or such Subsidiary for not less than 75% cash consideration; provided further that this Section 7.04 shall not prohibit any sale-leaseback transaction resulting from the incurrence of any lease in respect of any capital asset entered into within 180 days of the acquisition of such capital asset for the purpose of providing permanent financing of such capital asset;

(m)          the sale, transfer or disposition of Cash Equivalents;

(n)           consignments or similar arrangements for the sale of assets to third parties  in the ordinary course of business consistent with past practice;

(o)           sales or other dispositions of any minority interest in a joint venture or other Person;

(p)           Dispositions described on Schedule 7.04 hereto;

(q)           Dispositions in connection with the rationalization or integration of Nu-Gro and its Subsidiaries with the Borrower and its Subsidiaries after giving effect to the Nu-Gro Acquisition in an aggregate amount not to exceed $10,000,000 and occurring within three years after the Closing Date;

(r)            intercompany sales of property in the ordinary course of business, provided that in the case of any such sale from Holdings, the Borrower or any Restricted Subsidiary to an Unrestricted Subsidiary, for a purchase price less than its net book value, then the difference between such purchase price and the net book value shall otherwise be permitted under Section 7.02 or Section 7.05(d); and

(s)           Dispositions of IP Rights for consideration other than cash, so long as such Dispositions could not reasonably be expected to have a Material Adverse Effect;

In connection with any Disposition of Collateral permitted by this Section 7.04 (which for the avoidance of doubt, shall not include a Disposition of all or substantially all of the Collateral or a release of all or substantially all of the value of the Guaranty) the Administrative Agent will, at the Borrower’s expense, execute and deliver such releases of Collateral as may be reasonably necessary to evidence the release of all Liens on such Collateral under the Loan Documents.

7.05         Investments in Other Persons.  Purchase, acquire, make or hold, or permit any of its Subsidiaries to purchase, acquire, make or hold, any Investment in any Person, except:

(a)           Investments existing on the Closing Date and described on Schedule 7.05 hereto and any modification, replacement, renewal, or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.05;

(b)           Investments in cash and Cash Equivalents;

(c)           Investments in respect of Swap Contracts permitted by Section 7.02(b)(xi);

(d)           Investments by (i) the Borrower, Holdings or any Restricted Subsidiary in the Borrower, Holdings or any Restricted Subsidiary, (ii) the Borrower, Holdings or any Restricted Subsidiary in any Unrestricted Subsidiary in an aggregate principal amount for all such Investments not to exceed $15,000,000 less the aggregate amount of any Indebtedness incurred pursuant to clause (C) of Section 7.02(b)(ii), (iii) any Unrestricted Subsidiary in Holdings or any of its Subsidiaries, and (iv) by Holdings in the Parent (to the extent of Restricted Payments permitted to be made by Holdings to the Parent pursuant to Section 7.06(h));

(e)           Investments by the Borrower and its Subsidiaries in account debtors received in connection with the bankruptcy or reorganization, or in settlement of the delinquent obligations of financially troubled suppliers or customers, in the ordinary course of business and in accordance with applicable collection and credit policies established by the Borrower or such Subsidiary, as the case may be;

(f)            loans and advances by Holdings and its Subsidiaries to their respective employees, officers and directors in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(g)           the acceptance of promissory notes, contingent payment obligations and other noncash consideration received as payment of the purchase price of any property or assets Disposed of in accordance with Section 7.04(h);

(h)           the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person or of assets constituting a business unit, line of business of or division of any Person that, upon the consummation thereof, will be owned directly by the Borrower or any of its Subsidiaries (including, without limitation, as a result of a merger or consolidation with or into the Borrower or a Subsidiary of the Borrower, except that in the case of any such acquisition by the Borrower or a Restricted Subsidiary, the surviving entity of any such merger or consolidation shall be the Borrower or a Restricted Subsidiary); provided that, with respect to each purchase or other acquisition made pursuant to this clause (h) (each, a “Permitted Acquisition”):

(i)            any newly created or acquired Restricted Subsidiary shall comply with the requirements of Section 6.11;

(ii)           the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the businesses engaged in by the Borrower and its Subsidiaries on the date of this Agreement and those reasonably related or ancillary thereto;

(iii)          the total cash consideration paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this clause (h), shall not exceed $50,000,000 (it being understood that all indemnities, earnouts and other similar contingent purchase price payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all reserves for liabilities with respect thereto and all assumptions of Indebtedness in connection therewith shall in each case be included in determining the amount of cash consideration expended, provided that to the extent that any of the foregoing amounts is not known or determinable, such amount shall be determined to be an amount reasonably estimated in good faith to be payable at the time of the purchase or acquisition);

(iv)          immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing; and

(v)           the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Senior Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (and including a schedule that sets forth in reasonable detail all of the computations used by the Borrower in determining compliance with such requirements);

(i)            Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05 in an aggregate amount not to exceed the sum of (i) $50,000,000 and (ii) (w) the portion of the Cumulative Excess Cash Flow which is not prepaid to the Lenders pursuant to Section 2.06(b)(i) or not used to make Restricted Payments pursuant to Section 7.06 or has not been used to make Investments under this Section 7.05 plus (x) the aggregate amount of Net Cash Proceeds of Permitted Holdco Debt, plus (y) the aggregate amount of Net Cash Proceeds of Permitted Subordinated Indebtedness permitted to be retained by the Borrower pursuant to Section 7.02(a)(i) plus (z) the proceeds received by the Borrower from Permitted Affiliate Investments; provided that, with respect to each Investment made pursuant to this subsection 7.05(i):

(A)          such Investment shall be in property and assets which are part of, or in lines of business substantially the same as one or more of the businesses engaged in by the Borrower and its Subsidiaries on the date of this Agreement and those reasonably related or ancillary thereto;

(B)           any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the Fair Market Value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all reserves for liabilities with respect thereto and all assumptions of Indebtedness in connection therewith, provided that to the extent that any of the foregoing amounts are not known or determinable, such amount shall be determined to be an amount reasonably estimated in good faith to be payable on the date such Investment is made) paid by or on behalf of the Borrower and its Subsidiaries in connection with such Investment; and

(C)           immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing;

(j)            the Nu-Gro Transaction;

(k)           Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practice;  and

(l)            the licensing, sublicensing or contribution of IP Rights pursuant to joint marketing arrangements with Persons other than Holdings and its Subsidiaries;

(m)          To the extent the same constitute Investments, Contingent Obligations of Holdings, the Borrower and their respective Subsidiaries (i) (other than a Guarantee of Indebtedness) made in the ordinary course of business that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) permitted by Section 7.02.

7.06         Restricted Payments.  Declare or pay any dividends on, or purchase, redeem, retire, defease or otherwise acquire for value, any of its Equity Interests, now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of property, assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such (any of the foregoing, a “Restricted Payment”), or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower (or, after the Holdings Company Event, Holdings), or to issue or sell any of its Equity Interests in order to acquire such Equity Interests, or, in the case of any Loan Party, issue or sell any Equity Interests to any Person that is not a Loan Party (provided that the Borrower or, after the Holdings Company Event, Holdings, may issue and sell Equity Interests to the extent not otherwise prohibited hereunder), except that so long as no Default shall have occurred and be continuing at the time of any of the transactions described in clause (f)(iv), (g)(iv), (i) or (j) or would occur as a result thereof:

(a)           the Borrower may consummate the Preferred Stock Redemption;

(b)           Holdings and each of its Subsidiaries may declare and make dividends and other distributions on its outstanding Equity Interests payable in such Equity Interests (other than Redeemable Equity Interests);

(c)           any of the Subsidiaries of the Borrower may declare and pay or make dividends and other distributions in cash or in additional Equity Interests therein to the Borrower or any of its Subsidiaries; provided that such additional Equity Interests issued to a Loan Party shall, to the extent required under the terms of the applicable Collateral Documents, be pledged as Collateral thereunder to the Administrative Agent, on behalf of the Secured Parties, immediately upon the issuance thereof;

(d)           any of the non-wholly owned Subsidiaries of the Borrower may declare and pay or make dividends and other distributions to its shareholders, partners or members (or the equivalent persons thereof) generally so long as the Borrower and each of the Restricted Subsidiaries that own any of the Equity Interests therein receive at least their respective proportionate shares of any such dividend or distribution (based upon their relative holdings of the Equity Interests therein and taking into account the relative preferences, if any, of the various classes of the Equity Interests therein);

(e)           to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into transactions permitted by Section 6.10 or 7.03;

(f)            any Subsidiary of Holdings may make Restricted Payments to Holdings:

(i)            the proceeds of which will be used to pay the tax liability for the relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings attributable to the Borrower and its Subsidiaries determined as if the Borrower and its Subsidiaries filed separate returns;

(ii)           the proceeds of which shall be used by Holdings to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $500,000 in any Fiscal Year plus any reasonable and customary indemnification claims made by directors or officers of Holdings attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii)          the proceeds of which shall be used by Holdings to pay its franchise taxes;

(iv)          the proceeds of which will be used to repurchase the Equity Interests of Holdings from current or former directors, employees or members of management of Holdings or any of its Subsidiaries (or their estate, family members, spouse and/or former spouse), in an aggregate amount not in excess of $2,500,000 in any Fiscal Year plus the proceeds of any key-man life insurance maintained by Holdings or any of its Subsidiaries; provided, that Holdings may carry-over and make in any subsequent calendar year or years, in addition to the amount for such calendar year, the amount not utilized in the prior calendar year or years up to a maximum of $2,500,000; and

(v)           to finance any Investment permitted to be made pursuant to Section 7.05; provided, that (A) such Restricted Payment shall be made concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Subsidiaries in order to consummate such Permitted Acquisition;

(g)           any Subsidiary of Parent may make Restricted Payments to Parent:

(i)            the proceeds of which will be used to pay the tax liability for the relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Parent attributable to Holdings and its Subsidiaries determined as if Holdings and its Subsidiaries filed separate returns;

(ii)           the proceeds of which shall be used by Parent to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $500,000 in any Fiscal Year plus any reasonable and customary indemnification claims made by directors or officers of Parent attributable to the ownership or operations of Holdings and its Subsidiaries;

(iii)          the proceeds of which shall be used by Parent to pay its franchise taxes;

(iv)          the proceeds of which will be used to repurchase the Equity Interests of Parent from current or former directors, employees or members of management of Parent or any Subsidiary (or their estate, family members, spouse and/or former spouse), in an aggregate amount not in excess of $2,500,000 in any Fiscal Year plus the proceeds of any key-man life insurance maintained by Parent or any of its Subsidiaries; provided, that Parent may carry-over and make in any subsequent calendar year or years, in addition to the amount for such calendar year, the amount not utilized in the prior calendar year or years up to a maximum of $2,500,000; and

(v)           to finance any Investment permitted to be made pursuant to Section 7.05; provided, that (A) such Restricted Payment shall be made concurrently with the closing of such Investment and (B) Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to Holdings or its Subsidiaries or (2) the merger (to the extent permitted in Section 7.03) of the Person formed or acquired into Holdings or its Subsidiaries in order to consummate such Permitted Acquisition;

(h)           repurchases of Equity Interests of Holdings deemed to occur upon the non-cash exercise of stock options and warrants;

(i)            Holdings may make Restricted Payments with the proceeds of Permitted Holdco Debt and Permitted Affiliate Investments; and

(j)            in addition to the foregoing Restricted Payments, the Borrower may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments, in an aggregate amount not to exceed the sum of (A) $1,000,000 (such amount to be increased to (x) $20,000,000 if the Total Leverage Ratio is, on a pro forma basis after giving effect to such Restricted Payment, less than 4.00:1.00 and (y) $35,000,000 if the Total Leverage Ratio is less than 3.50:1.00) plus (B) without duplication, the lesser of (1) 25% of the aggregate amount of the Cumulative Excess Cash Flow and (2) the portion of the Cumulative Excess Cash Flow which is not prepaid to the Lenders pursuant to Section 2.06(b)(i) or not used to make Investments pursuant to Section 7.05 or has not been used to make Restricted Payments under this Section 7.06.

7.07         Capital Expenditures.  Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate amount of all such Capital Expenditures made by the Borrower and its Subsidiaries during any Fiscal Year to exceed the amount specified in the table below for such Fiscal Year; provided, however, that if, at the end of any Fiscal Year, the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such Fiscal Year is less than the amount specified in the table below for such Fiscal Year (the amount of such difference being the “Carryover Capital Expenditure Amount”), then, notwithstanding the foregoing provision of this Section 7.07, the Borrower and its Subsidiaries shall be permitted to make additional Capital Expenditures during the next succeeding Fiscal Year in an amount not to exceed the Carryover Capital Expenditure Amount, if any, from such Fiscal Year; provided further, however, that any Carryover Capital Expenditure Amount carried forward to the next succeeding Fiscal Year shall not be deemed to have been utilized to make Capital Expenditures until after the utilization of the amount set forth above in this Section 7.07 for Capital Expenditures permitted to be made in such Fiscal Year, and may not be carried forward to any subsequent Fiscal Year.

Fiscal Year	Amount
2004	$30,000,000
2005	$30,000,000
2006	$35,000,000
2007	$35,000,000
2008 (and each Fiscal Year thereafter)	$40,000,000

7.08         Prepayments, Etc. of Indebtedness.  (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any of the Senior Subordinated Notes, any Permitted Subordinated Indebtedness and any Permitted Holdco Debt (collectively, “Junior Financing”) or make any payment in violation of any subordination terms contained in any Junior Financing, except (i) the refinancing thereof with the Net Cash Proceeds of any further incurrence of Permitted Subordinated Indebtedness, Permitted Holdco Debt or Permitted Equity Issuance, in each case, to the extent not required to prepay any Loans or Facility pursuant to Section 2.05(b) and (ii) the conversion of any Junior Financing to Equity Interests (other than Redeemable Equity Interests), (b) amend, modify or change in any manner any term or condition of any documentation related to any Junior Financing, except as could not materially and adversely affect the rights or interests of the Administrative Agent or the Lenders  or (c) permit any of its Subsidiaries to do any of the foregoing.

7.09         Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than:

(a)           any such agreement with or in favor of the Secured Parties or the Administrative Agent, on behalf of the Secured Parties;

(b)           any such agreement with or in favor of the holders of the Senior Subordinated Notes or the trustee for the Senior Subordinated Notes, on behalf of the holders thereof, in each case as such agreement was in effect on the Closing Date (or as amended in compliance with Section 7.08(b));

(c)           in connection with (i) any Indebtedness described on Schedule 7.02, (ii) any Indebtedness otherwise permitted to be incurred under Section 7.02(b)(x) and (iii) any Indebtedness outstanding on the date any Person first becomes a Subsidiary of the Borrower; provided that such agreement was not created in contemplation of the purchase or other acquisition of such Person and does not extend to or cover any property or assets other than property and assets of the Person becoming such Subsidiary (or proceeds or products thereof);

(d)           any such agreement prohibiting other encumbrances on specific property and assets of the Borrower or any of its Subsidiaries, which agreement secures the payment of Indebtedness incurred solely to acquire, construct or improve such property or assets or to finance the purchase price therefor (including, without limitation, Capitalized Leases) and which Indebtedness is otherwise permitted to be incurred under the terms of this Agreement;

(e)           any such agreement with or in favor of the holders of the Indebtedness of one or more of the Foreign Subsidiaries (or any agent for the holders of such Indebtedness) incurred pursuant to Section 7.02(b)(vi);

(f)            any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; and

(g)           any restriction or encumbrance imposed pursuant to an agreement that has been entered into by the Borrower or any of its Subsidiaries for the Disposition of any of its property or assets so long as such Disposition is otherwise permitted to be made under Section 7.04.

7.10         Dividends and Other Payment Restrictions Affecting Subsidiaries.   Enter into, create, assume or otherwise suffer to exist or become effective, or permit any of its Subsidiaries to enter into, create, assume or otherwise suffer to exist or become effective, directly or indirectly, any consensual encumbrance or restriction of any kind on the ability of any of its Subsidiaries (a) to pay dividends or to make any other distributions on any of the Equity Interests in such Subsidiary owned or otherwise held by the Borrower or any of its Subsidiaries, (b) to repay or prepay or to subordinate any Indebtedness owed to the Borrower or any of its Subsidiaries, (c) to make loans or advances to the Borrower or any of its Subsidiaries, (d) to transfer any of its property or assets to the Borrower or any of its Subsidiaries or (e) to otherwise make Investments in the Borrower or any of its Subsidiaries (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise); provided, however, that nothing in any of clauses (a) through (e) of this Section 7.10 shall prohibit any such encumbrance or restriction contained in:

(a)           this Agreement and the other Loan Documents;

(b)           any agreements in effect on the Closing Date;

(c)           in the case of clause (d) of this Section 7.10, any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets;

(d)           in the case of clause (d) of this Section 7.10, any agreement with the holder of a Lien otherwise permitted to exist under Section 7.01(d) restricting on customary terms the transfer of any property or assets subject thereto;

(e)           any such agreement with or in favor of the holders of the Indebtedness of one or more of the Foreign Subsidiaries (or any agent for the holders of such Indebtedness) incurred pursuant to Section 7.02(b)(vi); provided that any such restrictions set forth therein shall not apply to any of the Loan Parties or any of their Subsidiaries (other than one or more of the Foreign Subsidiaries);

(f)            any agreement evidencing Indebtedness outstanding on the date a Person first becomes a Subsidiary of the Borrower; provided that such agreement was not created in contemplation of the purchase or other acquisition of such Person by the

Borrower or any of its Subsidiaries and does not extend to or cover any property or assets other than the property or assets of the Person becoming such Subsidiary (and proceeds and products thereof);

(g)           any agreement evidencing or setting forth the terms of any refunding, refinancing or replacement Indebtedness otherwise permitted to be incurred under Section 7.02(b)(x); and

(h)           any agreement that has been entered into by the Borrower or any of its Subsidiaries for the Disposition of any of its property or assets so long as such Disposition is otherwise permitted to be made under Section 7.04.

7.11         Change in Nature of Business.  Make, or permit any of its Subsidiaries to make, any change in the nature of its business that would cause the Borrower or such Subsidiary to no longer be primarily engaged in one or more of the businesses engaged in by the Borrower and its Subsidiaries on the date of this Agreement and those reasonably related or ancillary thereto.

7.12         Amendments to Constitutive Documents.  Amend, or permit any of its Subsidiaries to amend, its Constitutive Documents, except where such amendment, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the rights or interests of the Lenders.

7.13         Accounting Changes, Etc.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in (a) its accounting policies or reporting practices, except as required by GAAP in effect at the time of such change or by applicable Requirements of Law, or (b) its Fiscal Year (other than the change of the Fiscal Year of Nu-Gro and its Subsidiaries to that of the Borrower in connection with the Nu-Gro Acquisition.

7.14         Amendments, Etc. of Nu-Gro Documents.  Cancel or terminate any Nu-Gro Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Nu-Gro Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Nu-Gro Document, agree in any manner to any other amendment, modification or change of any term or condition of any Nu-Gro Document, or take any other action in connection with any Nu-Gro Document that, in each of the foregoing cases under this Section 7.14, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do any of the foregoing.

7.15         Holdings.  (a)  In the case of Holdings, (i) conduct, transact or otherwise engage in any business or operations other than those incidental to its ownership of the Equity Interests of the Borrower, the performance of the Loan Documents and any transactions that Holdings is permitted to enter into or consummate under this Article VII or (ii) incur any Indebtedness other than Indebtedness permitted pursuant to Section 7.02(c); or

(b)           From and after the occurrence of the Holding Company Event, permit the Borrower to be a Subsidiary that is not wholly owned by Holdings.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           (i)  the Borrower shall fail to pay any principal of any Loan when the same shall become due and payable, whether by scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, or (ii) the Borrower shall fail to pay any interest on any Loans, or any of the Loan Parties shall fail to make any other payment under or in respect of any of the Loan Documents required to have been made by it, in each case whether by scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise and, in each case under this clause (ii), such failure remains unremedied for at least three Business Days after the same becomes due and payable; or

(b)           any representation or warranty made by any of the Loan Parties (or any of their respective officers) under or in connection with any of the Loan Documents (including, without limitation, in any certificate, report, statement or other writing at any time furnished (or deemed to have been furnished) to the Administrative Agent or any of the Lenders by or on behalf of any of the Loan Parties) shall prove to have been incorrect in any material respect on the date as of which it was made or deemed made; or

(c)           (i)  the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.15, 6.05 (solely with respect to Holdings or the Borrower) or 6.10, any of subclauses (i) through (iv) of Section 6.11(a) or Section 6.13(a), 6.14 or Article VII on its part to be performed or observed; provided that any Event of Default under Section 6.14 is subject to cure as contemplated by the penultimate proviso set forth in the definition of “Consolidated EBITDA”; or

(d)           any of the Loan Parties shall fail to perform or observe any term, covenant or agreement contained in any of the Loan Documents on its part to be performed or observed that is not otherwise referred to in Section 8.01(a) or (c) if such failure shall remain unremedied for at least 30 consecutive days after the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent; or

(e)           (i) any of the Loan Parties or any of their Subsidiaries shall fail to pay any principal of, premium or interest on, or any other amount payable in respect of, one or more items of Indebtedness of the Loan Parties and their Subsidiaries (excluding Indebtedness outstanding hereunder) that is outstanding in an aggregate principal amount (or, in the case of any Swap Contract, having an Agreement Value) of at least $10,000,000 at the time of such failure, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreements or instruments relating to all such Indebtedness; or (ii) any other event shall occur or condition shall exist under the agreements or instruments relating to one or more items of Indebtedness of any of the Loan Parties or any of their

Subsidiaries (excluding Indebtedness outstanding hereunder) that is outstanding in an aggregate principal amount (or, in the case of any Swap Contract, having an Agreement Value) of at least $10,000,000 at the time of such other event or condition, and shall continue after the applicable grace period, if any, specified in all such agreements or instruments, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature prior to its stated maturity; or (iii) one or more items of Indebtedness of any of the Loan Parties or any of their Subsidiaries (excluding Indebtedness outstanding hereunder) that is outstanding (or under which one or more Persons have a commitment to extend credit) in an aggregate principal amount (or, in the case of any Swap Contract, having an Agreement Value) of at least $10,000,000 shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; or

(f)            any of the Loan Parties or any of their Subsidiaries shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any of the Loan Parties or any of their Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of at least 60 consecutive days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) shall occur; or any event or action analogous to or having a substantially similar effect to any of the events or actions set forth above in this Section 8.01(f) (other than a solvent reorganization) shall occur under the Requirements of Law of any jurisdiction applicable to any of the Loan Parties or any of their Subsidiaries; or any of the Loan Parties or any of their Subsidiaries shall take any corporate, partnership, limited liability company or other similar action to authorize any of the actions set forth above in this Section 8.01(f); or

(g)           one or more judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against one or more of the Loan Parties and their Subsidiaries and shall remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order and remain unstayed or (ii) there shall be any period of at least 60 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 8.01(g) if and for so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof (other than for deductibles) and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h)           any provision of any of the Loan Documents after delivery thereof pursuant to Section 4.01, 6.11 or 6.15 shall for any reason (other than pursuant to the terms thereof or expressly permitted hereunder (including as a result of a transaction permitted by Section 7.03 or 7.04)) cease to be valid and binding on or enforceable against any of the Loan Parties intended to be a party to it, or any such Loan Party shall so state in writing; or

(i)            any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11 or 6.15 shall for any reason (other than pursuant to the terms thereof, including as a result of a transaction permitted by Section 7.03 or 7.04) cease to create a valid and perfected first priority (subject to the liens and security interests expressly permitted under Section 7.01) lien on and security interest in the Collateral purported to be covered thereby; or

(j)            any of the following events or conditions shall have occurred and such event or condition, when aggregated with any and all other such events or conditions set forth in this Section 8.01(j), has resulted, or, with respect to clause (i) of this Section 8.01(j), could reasonably be expected to result, in liabilities of one or more of the Loan Parties and/or the ERISA Affiliates in an aggregate amount exceeding $10,000,000 at any time:

(i)            any ERISA Event shall have occurred or

(ii)           any of the Loan Parties or any of the ERISA Affiliates shall have incurred Withdrawal Liability to a Multiemployer Plan or liability in connection with the reorganization, insolvency or termination of a Multiemployer Plan; or

(iii)          any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, shall exist with respect to one or more of the Plans, or any Lien shall exist on the property and assets of any of the Loan Parties or any of the ERISA Affiliates in favor of the PBGC or any Plan; or

(k)           an “Event of Default” (as defined in the applicable Senior Subordinated Notes Documents) shall have occurred and be continuing under the Senior Subordinated Notes Documents; or

(l)            a Change of Control shall occur;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each of the Lenders and the obligation of each of the Lenders to make Loans (other than Swing Line Loans by any of the Revolving Credit Lenders pursuant to Section 2.04(c)(ii) and L/C Advances by the Issuing Bank or any of the Revolving Credit Lenders pursuant to Section 2.03(c)(i)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under or in respect of this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the United States Federal Bankruptcy Code or a similar order or action under any other Debtor Relief Law, (1) the Commitments of each of the Lenders and the obligation of each of the Lenders to make Loans (other than Swing Line Loans by any of the Revolving Credit Lenders pursuant to Section 2.04(c)(ii) and L/C Advances by the Issuing Bank or any of the Revolving Credit Lenders pursuant to Section 2.03(c)(i)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (2) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

8.02         Actions in Respect of the Letters of Credit upon Default  If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 8.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent, on behalf of the Lenders, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the amount then available to be drawn under all outstanding Letters of Credit (the “Available Amount”).  If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agents and the other Secured Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or the Revolving Credit Lenders, as applicable, to the extent permitted under applicable law.

8.03         Application of Funds.  After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article III and Section 10.15) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III and Section 10.15), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agents and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01         Appointment and Authorization of Agents.

(a)           Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(c)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02         Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03         Liability of Agents.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04         Reliance by Agents.

(a)           Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05         Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06         Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07         Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive the Termination Date and the resignation of the Administrative Agent.

9.08         Agents in their Individual Capacities.  Each of Bank of America and Citigroup and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though (i) Bank of America were not the Administrative Agent or the L/C Issuer hereunder and (ii) Citigroup were not the Documentation Agent, and, in each case, without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, each of Bank of America, Citigroup, or their respective Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent (in the case of Bank of America) and the Documentation Agent (in the case of Citigroup) shall be under no obligation to provide such information to them.  With respect to its Loans, each of Bank of America and Citigroup shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer (in the case of Bank of America) or the Documentation Agent (in the case of Citigroup), and the terms “Lender” and “Lenders” include each of Bank of America and Citigroup in its individual capacity.

9.09         Successor Agents.  The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the Closing Date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated.  After the retiring Agent’s resignation hereunder as Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

9.10         Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and Loans of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and Loans of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11         Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Termination Date, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b)           to release any Guarantor from its obligations under the Guaranty and any other Loan Document to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

9.12         Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “documentation agent,” “joint book manager” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X
MISCELLANEOUS

10.01       Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)           postpone any date scheduled for any payment of principal or interest under Sections 2.07 or 2.08 without the written consent of each Lender directly affected thereby, it being understood that the waiver of any mandatory prepayment of the Term

Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document  without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Total Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)           change the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.06(b) or 2.05(b), respectively, in any manner that materially and adversely affects the Lenders under such Facilities without the written consent of Lenders having more than 50% of the Aggregate Credit Exposures then in effect within each of the following classes of Commitments, Loans and other Credit Extensions: (i) the class consisting of the Revolving Credit Commitment combined on an aggregate basis and (ii) the class consisting of the Term Commitment combined on an aggregate basis;

(e)           change the pro rata sharing of any reduction in the Commitments or any prepayment of Loans between the Dollar Term Facility and the Canadian Term Facility set forth in Section 2.05 and Section 2.06 without the written consent of Lenders having more than 50% of the Aggregate Credit Exposures then in effect within each of the following classes of Commitments, Loans and other Credit Extensions: (i) the class consisting of the Dollar Term Commitment combined on an aggregate basis and (ii) the class consisting of the Canadian Term Commitment combined on an aggregate basis;

(f)            change any provision of this Section 10.01 or the definition of “Required Lenders” or Section 2.06(c) without the written consent of each Lender;

(g)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(h)           release all or substantially all of the value of the Guaranty, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the

Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

10.02       Notices and Other Communications; Facsimile Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 10.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

Notices sent by hand or courier service shall be deemed to have been given when received; notices sent by mail shall be deemed to have been given four (4) Business Days after deposit in the mails, postage prepaid; notices sent by facsimile shall be deemed to have been given when sent and receipt has been confirmed by telephone (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its

discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)           Reliance by Agents and Lenders.  The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct.  All telephonic notices to the Administrative Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

10.03       No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04       Attorney Costs, Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Shearman & Sterling LLP, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of counsel to the Administrative Agent).  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent.  All amounts due under this

Section 10.04 shall be paid within thirty (30) Business Days after invoiced or demand therefor.  The agreements in this Section shall survive the Termination Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, including, without limitation, Attorney Costs and indemnities, such amount may be paid on behalf of such Loan Party by any Agent or any Lender, in its sole discretion.

10.05       Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs (which shall be limited to one (1) counsel to the Administrative Agent and the Lenders, unless (x) the interests of the Administrative Agent and the Lenders are sufficiently divergent, in which case one (1) additional counsel may be appointed, and (y) if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one (1) additional counsel for such Lender or group of Lenders)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to (a) have resulted from the gross negligence or willful misconduct of such Indemnitee or breach of any Loan Document by such Indemnitee or (b) arise from claims of any of the Lenders solely against one or more other Lenders (and not by one or more Lenders against the Administrative Agent or one or more of the other Agents) that have not resulted from the action, inaction, participation or contribution of the Borrower or its Subsidiaries or other Affiliates or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  All amounts due under this Section 10.05 shall be payable within twenty (20) Business Days after demand therefor.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender and the Termination Date.

10.06       Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07       Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (other than as provided in Section 7.03(h) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f), or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment

(which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000 (or the Dollar Equivalent thereof, if applicable), in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or 8.01(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iii) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Revolving Credit Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (A) no such fee shall be payable in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, and (B) in the case of contemporaneous assignments by a Lender to one or more Funds managed by the same investment advisor (which Funds are not then Lenders hereunder), only a single such $3,500 fee shall be payable for all such contemporaneous assignments; and (v) the assigning Lender shall deliver to the Administrative Agent or the Borrower any Note issued to it marked “cancelled:”.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amount), L/C Borrowings and amounts due under Section 2.03 owing to, each Lender pursuant to the terms hereof from time to time (the

 “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.  Upon receipt of a duly completed and executed Assignment and Assumption and compliance by the assigning Lender and Eligible Assignee with the other applicable provisions of this Section 10.07, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and such Participant complies with Section 10.15 as if such Participant were a Lender under Section 10.15.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the L/C Issuer and the Swing Line Lender, and (iii) (A) unless an Event of Default under Section 8.01(a) or (f) has occurred and is continuing or (B) in the case of any assignment to any Person that would result in an increase in the amounts payable by the Borrower under Section 3.01(a), the Borrower (each such approval under the foregoing clauses (i), (ii) and (iii)(A), not to be unreasonably withheld or delayed; it being understood that if the Administrative Agent does not provide either a negative or affirmative response to an approval request within 10 days, such approval shall be deemed to have been given); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.  For the avoidance of doubt, “Approved Fund” does not include any unaffiliated fund for which a Lender is acting solely in a fronting capacity.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the

Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)            Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to Section 10.07(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(j)            With respect to each Letter of Credit, if an L/C Issuer transfers its rights with respect to the Borrower’s obligation to make payments to such L/C Issuer with respect to any Unreimbursed Amounts or L/C Borrowings, such L/C Issuer shall give notice of such transfer to the Administrative Agent for notation in the Register and no such transfer will be effective for purposes of this Agreement unless it has been recorded in the Register.

10.08       Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it; (c) to the extent  required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to any Eligible Assignee or pledgee (pursuant to Section 10.07(f)) of or Participant in, or any prospective Eligible Assignee or pledgee (pursuant to Section 10.07(f)) of or Participant in, any of its rights or obligations under this Agreement; (f) with the consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender).

In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.  For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.09       Setoff.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default and the making of the request or the granting of the consent specified by Section 8.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 8.01, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent, such Lender and their respective Affiliates may have.

10.10       Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11       Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

10.12       Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13       Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the Termination Date.

10.14       Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15       Tax Forms.  (a)  (i)  Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the

Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, and (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii)           Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower and the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii)          The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Foreign Lender with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a), (B) any Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a), or (C) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 10.15(b); provided, that if such Lender shall have satisfied the requirement of this Section 10.15(a) or Section 10.15(b), as the applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) or Section 10.15(b) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv)          The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b)           Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or any successor form.  If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such U.S. Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c)           If any Governmental Authority asserts that the Borrower or the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Foreign Lender or U.S. Lender, such Foreign Lender or U.S. Lender shall indemnify the Borrower and the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Borrower and the Administrative Agent under this Section 10.15, and costs and expenses (including Attorney Costs) of the Borrower and the Administrative Agent.  The obligation of the Foreign Lenders or U.S. Lenders, severally, under this Section 10.15 shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.16       Governing Law.  (a)  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY

OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

10.17       Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.18       Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and the L/C Issuer that each such Lender, Swing Line Lender and the L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right (other than pursuant to Section 7.03(h)) to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

10.19       USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

10.20       Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative

Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

UNITED INDUSTRIES CORPORATION

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:
Name:
Title:

Agreed as of the date first above written:

[Please type or print name of Lender]

By
Title: